UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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KLA-Tencor Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

November 1, 2017

To our stockholders:

YOUR VOTE IS IMPORTANT

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of KLA-Tencor Corporation (“we” or the “Company”), a Delaware corporation, will be held on Wednesday, November 1, 2017 at 12:00 p.m., local time, in Building Three of our Milpitas facility, located at Three Technology Drive, Milpitas, California 95035, for the following purposes:

1.	To elect the ten candidates nominated by our Board of Directors to serve as directors for one year terms, each until his or her successor is duly elected.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2018.

3.	To approve on a non-binding, advisory basis our named executive officer compensation.

4.	To approve on a non-binding, advisory basis the frequency with which stockholders vote on our named executive officer compensation.

5.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on September 13, 2017 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

Sincerely,

Richard P. Wallace

President and Chief Executive Officer

Milpitas, California

This Notice of Annual Meeting of Stockholders, Proxy Statement and form of proxy are being distributed and made available on or about September 21, 2017.

All stockholders are cordially invited to attend the Annual Meeting in person; however, regardless of whether you expect to attend the Annual Meeting in person, we encourage you to vote as soon as possible. You may vote by proxy over the Internet or by telephone, or, if you received paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card or voting instruction card. Voting over the Internet, by telephone or by written proxy or voting instruction card will ensure your representation at the Annual Meeting regardless of whether you attend in person.

TABLE OF CONTENTS

Questions and Answers	1

Proposal One: Election of Directors	8

Information About the Board of Directors and its Committees	9

Our Corporate Governance Policies	22

Proposal Two: Ratification of Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the Fiscal Year Ending June 30, 2018	24

Proposal Three: Approval of our Named Executive Officer Compensation	26

Proposal Four: Approval of the Frequency of Votes on our Named Executive Officer Compensation	27

Information About Executive Officers	28

Security Ownership of Certain Beneficial Owners and Management	31

Executive Compensation and Other Matters	34

Compensation Committee Report	47

Executive Compensation Tables	48

Certain Relationships and Related Transactions	66

Equity Compensation Plan Information	67

Report of the Audit Committee	68

i

ANNUAL MEETING OF STOCKHOLDERS OF

KLA-TENCOR CORPORATION

To be held on November 1, 2017

PROXY STATEMENT

QUESTIONS AND ANSWERS

QUESTIONS AND ANSWERS REGARDING PROXY MATERIALS

1.	Why am I receiving copies of these materials?

The Board of Directors (the “Board”) of KLA-Tencor Corporation (“KLA-Tencor,” the “Company” or “we”) is providing these proxy materials to you in connection with KLA-Tencor’s Annual Meeting of Stockholders to be held on Wednesday, November 1, 2017 at 12:00 p.m., local time (the “Annual Meeting”). As a stockholder, you are invited to attend the Annual Meeting, which will be held in Building Three of our Milpitas facility, located at Three Technology Drive, Milpitas, California 95035. The purposes of the Annual Meeting are set forth in the accompanying Notice of Annual Meeting of Stockholders and this Proxy Statement.

These proxy solicitation materials, together with our Annual Report for fiscal year 2017, were first made available on or about September 21, 2017 to all stockholders entitled to vote at the Annual Meeting. Our principal executive offices are located at One Technology Drive, Milpitas, California 95035, and our telephone number is (408) 875-3000.

2.	How may I obtain KLA-Tencor’s Annual Report on Form 10-K?

A copy of our Annual Report on Form 10-K for fiscal year 2017 is available free of charge on the Internet from the website of the Securities and Exchange Commission (the “SEC”) at http://www.sec.gov, as well as on our website at http://ir.kla-tencor.com.

3.	Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials?

We are again mailing to our stockholders a notice regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials. All stockholders will have the ability to access the proxy materials over the Internet and request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the notice. In addition, the notice contains instructions on how you may request to access proxy materials in printed form by mail or electronically on an ongoing basis.

4.	How can I access the proxy materials over the Internet?

Your notice regarding the Internet availability of the proxy materials, proxy card or voting instruction card will contain instructions on how to:

►	Access and view our proxy materials for the Annual Meeting on the Internet; and

►	Instruct us to send our future proxy materials to you electronically by e-mail.

Our proxy materials are also available on our website at the following address: http://www.kla-tencor.com/annualmeeting.

Your notice regarding the Internet availability of the proxy materials, proxy card or voting instruction card will contain instructions on how you may request access to proxy materials electronically on an ongoing basis. Choosing to access your future proxy materials electronically will help us conserve natural resources and reduce the costs of printing and distributing our proxy materials. If you choose to access future proxy materials electronically, you will receive an e-mail with instructions containing a link to the website where those materials are available and a link to the proxy voting website. Your election to access proxy materials by e-mail will remain in effect until you terminate it.

5.	How may I obtain a paper copy of the proxy materials?

Stockholders receiving a notice regarding the Internet availability of the proxy materials will find instructions in that notice about how to obtain a paper copy of the proxy materials free of charge. Stockholders who have previously submitted a standing request to receive paper copies of our proxy materials will receive a paper copy of the proxy materials by mail.

6.	What should I do if I receive more than one set of voting materials?

You may request delivery of a single copy of our future proxy statements and annual reports by writing to the address provided in the answer to Question 7 below or calling our Investor Relations department at the telephone number below. Stockholders may also request electronic delivery of future proxy statements by writing to the address below, by calling our Investor Relations department at (408) 875-3000 or via our website at http://ir.kla-tencor.com.

7.	I received one copy of these materials. May I get additional copies?

Certain stockholders who share an address are being delivered only one copy of this Proxy Statement. You may receive additional copies of this Proxy Statement without charge by sending a written request to KLA-Tencor Corporation, Attention: Investor Relations, One Technology Drive, Milpitas, California 95035. Requests may also be made by calling our Investor Relations department at (408) 875-3000.

QUESTIONS AND ANSWERS REGARDING THE ANNUAL MEETING

8.	Who may vote at the Annual Meeting?

You may vote at the Annual Meeting if our records showed that you owned shares of KLA-Tencor Common Stock as of the close of business on September 13, 2017 (the “Record Date”). At the close of business on that date, we had a total of 156,897,085 shares of Common Stock issued and outstanding, which were held of record by approximately 391 stockholders. As of the Record Date, we had no shares of Preferred Stock outstanding. You are entitled to one vote for each share that you own.

The Annual Meeting will be held if a majority of the outstanding Common Stock entitled to vote is represented at the Annual Meeting. If you have returned valid proxy instructions or attend the Annual Meeting in person, your Common Stock will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters at the Annual Meeting.

9.	What proposals are being voted on at the Annual Meeting?

In addition to such other business as may properly come before the Annual Meeting or any adjournment thereof, the following four proposals will be presented at the Annual Meeting:

►	Election of ten candidates nominated by our Board to serve as directors for one-year terms;

►	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2018;

►	Non-binding, advisory approval of our named executive officer compensation; and

►	Non-binding, advisory approval, of the frequency with which stockholders will vote on our named executive officer compensation.

QUESTIONS AND ANSWERS REGARDING PROXY SOLICITATION AND VOTING

10.	How can I vote if I own shares registered directly in my name?

Most stockholders do not own shares registered directly in their name, but rather are “beneficial holders” of shares held in a stock brokerage account or by a bank or other nominee (that is, shares held “in street name”). Those stockholders should refer to Question 11 below for instructions regarding how to vote their shares.

If, however, your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you. You may vote in the following ways:

►

By Telephone: Votes may be cast by telephone prior to 11:59 p.m. Eastern Time on October 31, 2017. To vote by telephone, you will need the control number that appears on your notice of the availability of the proxy materials (whether you received that notice by mail or e-mail) or your proxy card or voting instruction card;

►

By Internet: Votes may be cast through the Internet voting site prior to 11:59 p.m. Eastern Time on October 31, 2017. To vote through the Internet, please follow the instructions for Internet voting contained in your notice of the availability of the proxy materials (whether you received that notice by mail or e-mail) or your proxy card or voting instruction card;

►

By Mail: Stockholders who have received a paper copy of a proxy card or voting instruction card by mail may also vote by mail, as long as the proxy card or voting instruction card is timely delivered. To vote by mail, you must complete, sign and date your proxy card or voting instruction card and mail it in the accompanying pre-addressed envelope, and it must be delivered prior to 11:59 p.m. Eastern Time on October 31, 2017; or

►	In Person: Attend the Annual Meeting and vote your shares in person.

Whichever of these methods you select to transmit your instructions, the proxy holders will vote your shares in accordance with those instructions.

If you vote by telephone, Internet or mail without giving specific voting instructions, your shares will be voted FOR Proposal One (the election of the ten nominees listed herein for the Board), FOR Proposal Two (the ratification of the appointment of our independent registered public accounting firm), FOR Proposal Three (the non-binding, advisory approval of our named executive officer compensation), and FOR the approval of a vote on our named executive officer compensation at every annual meeting (1 year on the proxy card).

When proxies are properly dated, executed and returned (whether by telephone, Internet or returned proxy card), the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. However, if no specific instructions are given, the shares will be voted in accordance with the recommendations of our Board and as the proxy holders may determine in their discretion with respect to any other matters that properly come before the meeting.

11.	How may I vote if my shares are held in a stock brokerage account, or by a bank or other nominee?

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held “in street name,” and your broker or nominee is considered the stockholder of record with respect to those shares. Your broker or nominee should be forwarding these proxy materials to you. As the beneficial owner, you have the right to direct your broker how to vote, and you are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting. If a broker, bank or other nominee holds your shares, you will receive instructions from them that you must follow in order to have your shares voted.

12.	Can I change my vote?

You may change your vote at any time prior to the vote at the Annual Meeting. To change your proxy instructions if you are a stockholder of record, you must:

►	Advise our Corporate Secretary in writing at our principal executive offices, before the proxy holders vote your shares, that you wish to revoke your proxy instructions; or

►	Deliver proxy instructions dated after your earlier proxy instructions, in any of the voting methods described in the response to Question 10 above.

If you are the beneficial owner of shares held in street name, you should contact the broker, bank or other nominee that holds your shares for instructions regarding how to change your vote.

13.	Who will bear the cost of this proxy solicitation?

KLA-Tencor is making this proxy solicitation, and we will pay the entire cost of this solicitation, including preparing, assembling, printing, mailing and distributing the notices and these proxy materials and soliciting votes. We have retained the services of D.F. King & Co., Inc. to aid in the solicitation of proxies from brokers, bank nominees and other institutional owners. We estimate that we will pay D.F. King fees of approximately $6,000 (plus reimbursement of out-of-pocket expenses) for this solicitation activity, forwarding solicitation material to beneficial and registered stockholders and processing the results. Certain of our Directors, officers and regular employees, without additional compensation, may solicit proxies personally or by telephone.

14.	Can my broker vote my shares if I do not instruct him or her how I would like my shares voted?

Yes, but only on limited types of proposals. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial” owner of shares held “in street name,” and these proxy materials are being forwarded to you by your broker or nominee (the “record holder”) along with a voting card. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and your record holder is required to vote your shares in accordance with your instructions. Record holders do not have discretion to vote your shares on Proposal One, Proposal Three, or Proposal Four, in each case in the absence of specific instructions from you (the beneficial owner). Therefore, if you do not give instructions to your record holder, the record holder will only be entitled to vote your shares in its discretion on Proposal Two.

15.	Are abstentions and broker non-votes counted?

Shares that are voted “FOR,” “AGAINST,” or “ABSTAIN” are treated as being present for purposes of determining the presence of a quorum and are also treated as shares entitled to vote at the Annual Meeting (“Votes Cast”).

For each proposal, you are able to vote your shares as “FOR,” “AGAINST” or “ABSTAIN,” or in the case of Proposal Four, every “one,” “two,” or “three” years or “Abstain”. Shares that are voted without giving specific voting instructions will be voted as described in the answers to Questions 10 and 14. Abstentions will have no effect on the outcome of Proposal One or Proposal Four. Abstentions with respect to Proposal Two or Proposal Three will have the same effect as a vote against that proposal.

Proposals Two, Three and Four are non-binding advisory votes, for which our Board and its Committees will give careful consideration to the voting results.

For all proposals, shares that are subject to a broker non-vote are counted for purposes of determining whether a quorum exists but not for purposes of determining whether a proposal has passed.

16.	How does the Board recommend that I vote?

The Board recommends that stockholders vote as follows:

►

“FOR” the election of the ten candidates nominated by the Board to serve as directors: Edward W. Barnholt, Robert M. Calderoni, John T. Dickson, Emiko Higashi, Kevin J. Kennedy, Gary B. Moore, Kiran M. Patel, Robert A. Rango, Richard P. Wallace and David C. Wang;

►	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2018;

►	“FOR” the approval of our named executive officer compensation; and

►	“FOR” a vote on our named executive officer compensation at every annual meeting (1 year on the proxy card).

17.	Will any other business be transacted at the Annual Meeting?

We are not aware of any matters to be presented other than those described in this Proxy Statement. In the unlikely event that any matters not described in this Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote.

18.	What happens if the Annual Meeting is adjourned or postponed?

If the Annual Meeting is adjourned or postponed, the proxy holders can vote your shares on the new meeting date as well, unless you have properly revoked your proxy instructions.

19.	Where can I find the voting results of the Annual Meeting?

We intend to announce preliminary voting results at the Annual Meeting and publish final results in a Current Report on Form 8-K to be filed with the SEC within four business days following the Annual Meeting.

QUESTIONS AND ANSWERS REGARDING STOCKHOLDER PROPOSALS, DIRECTOR NOMINATIONS BY STOCKHOLDERS AND RELATED BYLAW PROVISIONS

20.	Can I present other business to be transacted from the floor at the Annual Meeting?

A stockholder may only present a matter from the floor of a meeting of stockholders for consideration at that meeting if certain procedures set forth in our bylaws are followed, including delivery of advance notice by such stockholder to us. We have not received any timely notice with respect to the Annual Meeting regarding the presentation by a stockholder of business from the floor of the meeting. Accordingly, we do not expect to acknowledge any business presented from the floor at the Annual Meeting.

21.	What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders?

You may submit proposals for consideration at future stockholder meetings. For a stockholder proposal to be considered for inclusion in our proxy statement for next year’s annual meeting of stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices no later than May 26, 2018. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Corporate Secretary

KLA-Tencor Corporation

One Technology Drive

Milpitas, California 95035

Fax: (408) 875-4266

For a stockholder proposal that is not intended to be included in our proxy statement under Rule 14a-8, the stockholder must provide the information required by our bylaws and give timely notice to our Corporate Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Corporate Secretary:

►	No earlier than the close of business on July 5, 2018, and

►	No later than the close of business on August 4, 2018.

If the date of the stockholders’ meeting is moved more than 30 days before or 60 days after November 1, 2018, then notice of a stockholder proposal that is not intended to be included in our proxy statement under Rule 14a-8 must be received no earlier than the close of business 120 days prior to the meeting and no later than the close of business on the later of the following two dates:

►	90 days prior to the meeting; and

►	10 days after public announcement of the meeting date.

22.	How may I recommend or nominate individuals to serve as directors?

You may propose Director candidates for consideration by the Board’s Nominating and Governance Committee. Any such recommendations should include the nominee’s name and qualifications for Board membership and should be directed to our Corporate Secretary at the address of our principal executive offices set forth in Question 21 above.

In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must deliver the information required by our bylaws and a statement by the nominee acknowledging that he or she will owe a fiduciary obligation to KLA-Tencor and its stockholders.

23.	What is the deadline to propose or nominate individuals to serve as directors?

A stockholder may send a proposed Director candidate’s name and information to the Board at any time. Generally, such proposed candidates are considered at the first or second Nominating and Governance Committee meeting prior to the annual meeting of stockholders.

To nominate an individual for election at an annual meeting of stockholders, the stockholder must give timely notice to our Corporate Secretary in accordance with our bylaws, which, for next year’s annual meeting of stockholders, will generally require that the notice be received by our Corporate Secretary between the close of business on July 5, 2018 and the close of business on August 4, 2018, unless the annual meeting is moved by more than 30 days before or 60 days after November 1, 2018, in which case the deadline will be as described in the last paragraph of Question 21 above.

24.	How may I obtain a copy of KLA-Tencor’s bylaws?

For a free copy of our bylaws, please contact our Investor Relations department at (408) 875-3000. A copy of our bylaws is also available free of charge on the Internet on our website at http://ir.kla-tencor.com and on the SEC’s website at http://www.sec.gov.

PROPOSAL ONE: ELECTION OF DIRECTORS

Nominees

Ten incumbent Directors are nominated for election at the Annual Meeting. The Nominating and Governance Committee, consisting solely of independent Directors as determined under the rules of the NASDAQ Stock Market, recommended the nominees listed in this Proposal One. Based on that recommendation, the members of the Board resolved to nominate such individuals for election.

Information regarding the business experience, qualifications, attributes and skills of each nominee is provided below under the section entitled “Information About the Nominees.”

There are no family relationships among our executive officers and directors.

The ten candidates nominated by the Board for election as Directors by the stockholders are:

► Edward W. Barnholt;	► Gary B. Moore;

► Robert M. Calderoni;	► Kiran M. Patel;

► John T. Dickson;	► Robert A. Rango;

► Emiko Higashi;	► Richard P. Wallace; and

► Kevin J. Kennedy;	► David C. Wang.

If elected, each nominee will serve as a Director for a one-year term expiring at our 2018 annual meeting of stockholders. Each Director will hold office until his or her successor is duly elected and qualified, or until his or her death, resignation or removal. If any nominee declines to serve or becomes unavailable for any reason, or a vacancy occurs before the election, the proxies may be voted for such substitute nominees as the Board may designate. As of the date of this Proxy Statement, the Board is not aware of any nominee who is unable or who will decline to serve as a Director.

Vote Required and Recommendation

Under our bylaws, in any uncontested election of Directors (an election in which the number of nominees does not exceed the number of Directors to be elected), any nominee who receives a greater number of votes cast “FOR” his or her election than votes cast “AGAINST” his or her election will be elected. In accordance with our bylaws, the Nominating and Governance Committee has established procedures under which any Director who is not elected shall offer to tender his or her resignation to the Board following certification of the stockholder vote. The Nominating and Governance Committee, composed entirely of independent Directors, will consider the offer of resignation and recommend to the Board the action to be taken. The Board will take action on the recommendation, and we will publicly disclose the Board’s decision and the rationale behind it, within 90 days following certification of the stockholder vote. In making their respective decisions, the Nominating and Governance Committee and Board will take into consideration all factors they deem relevant. The Director who tenders his or her resignation will not participate in the decisions of the Nominating and Governance Committee or the Board regarding his or her resignation.

The Board unanimously recommends a vote “FOR” each of the Director nominees, with the Directors who are nominees abstaining with respect to their own nomination.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors

Our Board held a total of five meetings during the fiscal year ended June 30, 2017. All Directors other than Mr. Wallace are independent within the meaning of the NASDAQ Stock Market director independence standards.

The Board has three standing committees: the Audit Committee; the Compensation Committee; and the Nominating and Governance Committee. Each Committee is comprised entirely of independent directors, meets regularly and has a written charter approved by the Board, all of which are available on our website at http://ir.kla-tencor.com, along with our Standards of Business Conduct, Corporate Governance Standards and other governance-related information. The Board and each Committee regularly review the Committee charters. In addition, at each quarterly Board meeting, a member of each Committee reports on any significant matters addressed by the Committee.

During the fiscal year ended June 30, 2017, each of the incumbent Directors attended at least 75% of the aggregate of the total number of meetings (a) of the Board held during the period for which such person served as a Director and (b) held by all Board committees on which such Director served (during the periods that such Director served).

Although we do not have a formal policy mandating attendance by members of the Board at our annual meetings of stockholders, we do have a formal policy encouraging their attendance at such meetings. All ten of the Directors serving on our Board attended last year’s annual meeting of stockholders.

Board Leadership Structure

KLA-Tencor currently separates the positions of Chief Executive Officer and Chairman of the Board. Since October 2006, Edward W. Barnholt, one of our independent Directors, has served as our Chairman of the Board. The responsibilities of the Chairman of the Board include: setting the agenda for each Board meeting, in consultation with the Chief Executive Officer; chairing the meetings of the Board; presiding at executive sessions; facilitating and conducting, with the Nominating and Governance Committee, the annual self-assessments by the Board and each standing Committee of the Board; and conducting, with the Compensation Committee, a formal evaluation of the Chief Executive Officer in the context of compensation reviews.

Separating the positions of Chief Executive Officer and Chairman of the Board allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management. The Board believes that having an independent Director serve as Chairman of the Board is the appropriate leadership structure for the Company at this time.

However, our Corporate Governance Standards permit the roles of the Chairman of the Board and the Chief Executive Officer to be filled by the same or different individuals. This provides the Board with flexibility to determine whether the two roles should be combined in the future based on our needs and the Board’s assessment of the Company’s leadership from time to time. Our Corporate Governance Standards provide that, in the event that the Chairman of the Board is not an independent Director, the independent members of the Board will designate a “lead independent director.”

The Board’s Role in Oversight of Risk

Our Board, as a whole and through its Committees, has responsibility for the oversight of risk management. In its oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. The involvement of the Board in working with management to establish our business strategy at least annually is a key part of its oversight of risk management, its assessment of management’s appetite for risk and its determination of what constitutes an appropriate level of risk for KLA-Tencor. In addition, the Board periodically conducts a comprehensive review of the Company’s overall risk environment and its risk management efforts. The Board and its Committees also regularly receive updates from management (including representatives of our legal and internal audit teams) regarding certain risks that we face, including industry, business, macroeconomic, litigation and other operating risks.

While our Board is ultimately responsible for risk oversight, our Board has delegated to the Audit Committee the primary responsibility for the active oversight of our enterprise risk management activities. Our Audit Committee is not only responsible for overseeing risk management of financial matters, the adequacy of our risk-related internal controls, financial reporting and internal investigations, but its charter also provides that the Audit Committee will discuss at least annually KLA-Tencor’s risk assessment, enterprise risk management processes and major financial exposures, as well as the steps our management has taken to monitor and control those exposures. Our Audit Committee reports its findings and activities to the Board at each quarterly Board meeting.

In addition, our other Board committees each oversee certain aspects of risk management. Our Compensation Committee oversees risks related to our compensation policies and practices, and our Nominating and Governance Committee oversees governance-related risks, such as Board independence and conflicts of interest, as well as management and director succession planning. The Committees report their findings and activities to the Board.

While the Board is responsible for risk oversight, management is responsible for risk management. KLA-Tencor maintains an effective internal controls environment and has processes to identify and manage risk, including an executive risk council comprised of representatives from our legal, human resources, finance, global operations, internal audit, procurement, and risk and compliance teams. This council reports to our Chief Executive Officer and has oversight of the various risk assessment, monitoring and controls processes across the Company.

As of June 30, 2017, our directors served on the Committees of the Board indicated in the following table:

Director	Audit	Compensation	Nominating and Governance
Richard P. Wallace
Edward W. Barnholt			Chair
Robert M. Calderoni	Chair
John T. Dickson
Emiko Higashi
Kevin J. Kennedy		Chair
Gary B. Moore
Kiran M. Patel
Robert A. Rango
David C. Wang

Audit Committee

Members During Fiscal Year 2017: Robert M. Calderoni (Chairman), John T. Dickson, Emiko Higashi, Kiran M. Patel, and David C. Wang.

Meetings Held During Fiscal Year 2017: 8

Primary Responsibilities:

The Audit Committee is responsible for appointing and overseeing the work of our independent registered public accounting firm, approving the services performed by our independent registered public accounting firm, and reviewing and evaluating our accounting principles and system of internal accounting controls. In addition, the head of our Internal Audit function, who is supervised by our Chief Financial Officer, formally reports into the Audit Committee and provides updates at each quarterly meeting.

Independence:

The Board has determined that each of the members of the Audit Committee meets the independence requirements (including the heightened requirements for Audit Committee members) of NASDAQ and under the rules and regulations of the SEC, and has no material relationship with KLA-Tencor (including any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment as a Director) outside of their service on the Board and its Committees. The Board has determined that each of Mr. Calderoni, Mr. Dickson, Ms. Higashi and Mr. Patel is an “audit committee financial expert” within the meaning of the rules and regulations promulgated by the SEC.

Compensation Committee

Members During Fiscal Year 2017: Edward W. Barnholt, Kevin J. Kennedy (Chairman), Gary B. Moore and Robert A. Rango.

Meetings Held During Fiscal Year 2017: 10

Primary Responsibilities:

The Compensation Committee reviews and either approves or recommends to the full Board (depending upon the compensation plan and the executive involved) our executive compensation policy and administers our employee equity award plans. The Compensation Committee also reviews and, except with respect to our Chief Executive Officer and Chairman of the Board, has the authority to approve the cash and equity compensation for our executive officers and for members of the Board. See “Compensation Discussion and Analysis – Compensation Committee Decision Making-Approval Procedures Overview and Market Data” for more information concerning the procedures and processes the Compensation Committee follows in setting such compensation and implementing the various cash and equity compensation programs in effect for such individuals, including the retention of an independent compensation consultant to provide relevant market data and advice.

Independence:

The Board has determined that each of the members of the Compensation Committee meets the independence requirements (including the heightened requirements for Compensation Committee members) of NASDAQ and under the rules and regulations of the SEC, and has no material relationship with KLA-Tencor (including any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment as a Director) outside of their service on the Board and its Committees.

Risk Considerations in Our Compensation Programs

Our management conducted an extensive review and analysis of the design and operation of KLA-Tencor’s compensation practices, policies and programs for all employees, including our NEOs (as that term is defined on page 48 of this Proxy Statement), to assess the risks associated with those practices, policies and programs. Our Compensation Committee has reviewed the results of that analysis, including underlying plan data and a risk assessment of significant elements of our compensation program. Based on this review and assessment, we and our Compensation Committee do not believe our compensation program encourages excessive or inappropriate risk-taking for the following reasons:

►	Our use of different types of compensation provides a balance of short-term and long-term incentives with fixed and variable components;

►

Our equity awards (including performance-based restricted stock unit awards, to the extent earned) typically vest over a four-year period, encouraging participants to look to long-term appreciation in equity values;

►

The metrics used to determine the amount of a participant’s bonus under our incentive bonus plans and the number of shares earnable under performance share awards focus on Company-wide measures such as operating margin dollars and relative free cash flow margin, metrics that the Compensation Committee believes encourage the generation of profitable revenue and drive long-term stockholder value;

►	Our bonus plans impose caps on bonus awards to limit windfalls;

►

Our system of internal control over financial reporting, Standards of Business Conduct and whistleblower processes, among other things, are intended to reduce the likelihood of manipulation of our financial performance to enhance payments under our performance-based compensation plans; and

►

Our insider trading policy provides that our employees may not enter into hedging transactions involving our Common Stock, in an effort to prevent employees who receive equity awards from insulating themselves from the effects of changes in our stock price.

Nominating and Governance Committee

Members During Fiscal Year 2017: Edward W. Barnholt (Chairman), Robert M. Calderoni, John T. Dickson and Kiran M. Patel.

Meetings Held During Fiscal Year 2017: 4

Primary Responsibilities:

The Nominating and Governance Committee is primarily responsible for identifying and evaluating the qualifications of all candidates for election to the Board, as well as reviewing corporate governance policies and procedures and assessing stockholder proposals related to governance matters. The Nominating and Governance Committee assesses the appropriate size and composition of the Board, the effectiveness of its leadership structure, and whether any vacancies on the Board are expected.

Independence:

The Board has determined that each of the members of the Nominating and Governance Committee meets the independence requirements of NASDAQ, and has no material relationship with KLA-Tencor (including any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment as a Director) outside of their service on the Board and its Committees.

Evaluation of Director Candidates

In the event that vacancies are anticipated, or otherwise arise, the Nominating and Governance Committee considers potential candidates that may come to its attention through current members of the Board, professional search firms, management, stockholders or other persons. In evaluating properly submitted stockholder recommendations, the Nominating and Governance Committee uses the evaluation standards discussed in further detail below and seeks to achieve a balance of knowledge, background, experience and capability on the Board.

It is the Nominating and Governance Committee’s policy to consider candidates for the Board recommended by, among other persons, stockholders who have owned at least one percent of our outstanding shares for at least one year and who state that they have an intent to continue as a substantial stockholder for the long term. Stockholders wishing to nominate candidates for the Board must notify our Corporate Secretary in writing of their intent to do so and provide us with certain information set forth in Article II, Section 11 of our bylaws and all other information regarding nominees that is required to be provided pursuant to Regulation 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), or as otherwise requested by the Nominating and Governance Committee.

Majority Vote Policy

We maintain a governance policy applicable to uncontested Director elections (elections in which the number of nominees does not exceed the number of Directors to be elected) requiring that Directors receive majority support in such elections. Under our bylaws, in any uncontested Director election, any nominee who receives a greater number of votes cast “FOR” his or her election than votes cast “AGAINST” his or her election will be elected. In accordance with our bylaws, the Nominating and Governance Committee has established procedures under which any Director who is not elected shall offer to tender his or her resignation to the Board following certification of the stockholder vote. The Nominating and Governance Committee, composed entirely of independent Directors, will consider the offer of resignation and recommend to the Board the action to be taken. The Board will take action on the recommendation, and we will publicly disclose the Board’s decision and the rationale behind it, within 90 days following certification of the stockholder vote. In making their respective decisions, the Nominating and Governance Committee and Board will take into consideration all factors they deem relevant. The Director who tenders his or her resignation will not participate in the decisions of the Nominating and Governance Committee or the Board regarding his or her resignation.

Director Qualifications and Diversity

The Board believes that the skill set, backgrounds and qualifications of our Directors, considered as a group, should provide a significant composite mix of diversity in experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. In addition, the Board believes that there are certain attributes that every Director should possess, such as demonstrated business or academic achievements, the highest ethical standards and a strong sense of professionalism. Accordingly, the Board and the Nominating and Governance Committee consider the qualifications of Directors and Director candidates individually and in the broader context of the Board’s overall composition and KLA-Tencor’s current and future needs.

In considering candidates for Director nomination, including evaluating any recommendations from stockholders as set forth above, the Nominating and Governance Committee only considers candidates who have demonstrated executive experience or significant high level experience in accounting, finance or a technical field or industry applicable to KLA-Tencor. As set forth in our Corporate Governance Standards, the Nominating and Governance Committee takes into account all factors it considers appropriate when evaluating Director candidates, which may include strength of character, mature judgment, career specialization, and the extent to which the candidate would fill a present need on the Board. In addition, with every candidate search, the Board considers the value of diversity and inclusion, and actively seeks candidates who will enhance the diversity and inclusiveness of the Board. With respect to new Board members, it is the standard practice of the Nominating and Governance Committee to engage a third-party recruiting firm to identify a slate of individuals for consideration as Board candidates based on the above-mentioned criteria.

In addition, the Nominating and Governance Committee annually reviews with the Board the appropriate skills and characteristics required of Directors in the context of the current composition of the Board. In seeking a diversity of backgrounds, the Nominating and Governance Committee seeks a variety of occupational and personal backgrounds on the Board in order to obtain a range of viewpoints and perspectives. This annual assessment enables the Board to update the skills and experience it seeks in the Board as a whole, and in individual Directors, as KLA-Tencor’s needs evolve and change over time.

In evaluating Director candidates, including incumbent Directors for renomination to the Board, the Nominating and Governance Committee has considered all of the criteria described above. When assessing an incumbent Director, the Nominating and Governance Committee also considers the Director’s past performance on and contributions to the Board. Among other things, the Nominating and Governance Committee has determined that it is important to have individuals with the following skills and experiences on the Board:

►

Current or former executives who demonstrate strong leadership qualities and possess significant operating experience that together enable them to contribute practical business advice to the Board and management, strategies regarding change and risk management, and valuable insight into developing, implementing and assessing our operating plan and business strategy;

►

A deep understanding of the key issues relevant to technology companies, including specific knowledge regarding the semiconductor industry, which is vital in understanding and reviewing our business goals and challenges, as well as our product development and acquisition strategies;

►	Substantial international experience, which is particularly important given our global presence and the international nature of our customer base;

►

An understanding of finance and related reporting processes. In the case of members of our Audit Committee, we seek individuals with demonstrated financial expertise with which to evaluate our financial statements and capital structure; and

►

Corporate governance experience obtained from service as Board members and/or executives for other publicly traded companies, which we believe results in a greater sense of accountability for management and the Board and enhanced protection of stockholder interests.

Our Board and its Nominating and Governance Committee believe that all of the Directors and nominees listed below are highly qualified and have the skills and experience required for service on our Board. The following table sets forth certain information with respect to our Directors and nominees as of the date of this Proxy Statement, including, for each Director and nominee, a biography and a summary of his or her significant experiences, qualifications and skills that are most pertinent to that individual’s service as a member of our Board.

Nominees for Election at the 2017 Annual Meeting

Edward W. Barnholt

Director since: 1995

Age: 74

Board Committees: Compensation, Nominating and Governance (Chair)

Other U.S. Public Company Boards: Adobe Systems Incorporated (since 2005); eBay Inc. (since 2005)

Mr. Barnholt has served as Chairman of the Board of KLA-Tencor since October 2006. From March 1999 to March 2005, Mr. Barnholt was President and Chief Executive Officer of Agilent Technologies, Inc., and he was Chairman of the Board of Directors of Agilent from November 2002 to March 2005. In March 2005, Mr. Barnholt retired as the Chairman, President and Chief Executive Officer of Agilent. Before being named Agilent’s Chief Executive Officer, Mr. Barnholt served as Executive Vice President and General Manager of Hewlett-Packard Company’s Measurement Organization from 1998 to 1999. From 1990 to 1998, he served as General Manager of Hewlett-Packard’s Test and Measurement Organization. He was elected Senior Vice President of Hewlett-Packard in 1993 and Executive Vice President in 1996. Mr. Barnholt also currently serves on the Board of Trustees of the Packard Foundation and on the Boards of Directors of eBay Inc. and Adobe Systems Incorporated.

As the former President, Chief Executive Officer and Chairman of Agilent, as well as a former senior executive with Hewlett-Packard, Mr. Barnholt possesses significant leadership experience, which includes matters particularly relevant to companies with complex technology and international issues. Mr. Barnholt’s experience as a Board member of KLA-Tencor provides him with an extensive knowledge of our business and industry, and, as a Board member of two other public companies, Mr. Barnholt also has strong corporate governance expertise.

Robert M. Calderoni

Director since: 2007

Age: 57

Board Committees: Audit (Chair), Nominating and Governance

Other U.S. Public Company Boards: Juniper Networks, Inc. (since 2003); Citrix Systems, Inc. (since 2015); Logmein, Inc. (since 2017)

Mr. Calderoni has more than 30 years of executive experience in the technology industry. He currently serves as Executive Chairman at Citrix Systems, Inc., and as a Senior Advisor to Silver Lake Partners, a large technology focused private equity firm. From October 2015 to January 2016, Mr. Calderoni served as the interim Chief Executive Officer and President of Citrix. Prior to that, he was President of SAP AG’s cloud business following SAP’s October 2012 acquisition of Ariba, Inc., a leading provider of cloud software solutions where he served as Chairman and Chief Executive Officer. Prior to the acquisition, Mr. Calderoni served as Chief Executive Officer and a member of the Board of Directors of Ariba from October 2001 until the company was acquired, and he also served as Ariba’s Chairman of the Board of Directors from July 2003 until the acquisition date. Before becoming Chief Executive Officer of Ariba, Mr. Calderoni served as Ariba’s Chief Financial Officer from January 2001 to October 2001. Prior to joining Ariba, Mr. Calderoni was Chief Financial Officer at Avery Dennison Corporation, a global manufacturing company. He also held numerous senior financial executive positions at major technology companies, including Senior Vice President Finance at Apple Inc., and Vice President Finance at IBM.

As a senior executive officer of Citrix and former senior executive with SAP and Ariba, Mr. Calderoni provides our Board with extensive and relevant leadership and international operations experience in the technology industry. In addition, Mr. Calderoni is well-qualified to serve as a Board member and as the Chairman of our Audit Committee as a result of his over 20 years of experience as a finance executive, including his past service as the Chief Financial Officer of two publicly traded technology companies. As a Board member of three public companies, Mr. Calderoni also has familiarity with a range of corporate governance issues.

John T. Dickson

Director since: 2007

Age: 71

Board Committees: Audit, Nominating and Governance

Other U.S. Public Company Boards: Avago Technologies Limited (2012 to 2015); QLogic Corporation (2014 to 2016); Freescale Semiconductor, Ltd. (2012 to 2013)

Most recently, from May 2010 to January 2012, Mr. Dickson served as Executive Vice President and head of operations of Alcatel-Lucent, a global telecommunications corporation, also serving as a member of Alcatel-Lucent’s Management Committee. From July 2010 to December 2011, Mr. Dickson also served as a member of the Board of Directors and Audit Committee of Alcatel-Lucent Shanghai Bell, a joint venture between Alcatel-Lucent and the Chinese government’s State-Owned Assets Supervision and Administration Commission. Mr. Dickson is the former President and Chief Executive Officer of Agere Systems, Inc., a leader in semiconductors and software solutions for storage, mobility and networking markets, a position he held from August 2000 until October 2005, and he also served as a member of the Board of Directors of Agere from March 2001 until October 2005. Prior to joining Agere, Mr. Dickson held positions as the Executive Vice President of Lucent’s Microelectronics and Communications Technologies Group; Vice President of AT&T Corporation’s integrated circuit business unit; and Chairman and Chief Executive Officer of SHOgraphics, Inc., a developer of three-dimensional graphics systems, as well as senior roles with ICL, Plc, a computer hardware, software and service company, in the United Kingdom and Texas Instruments, Inc. in Europe.

As a result of his former positions as a senior executive at global technology organizations such as Agere, Alcatel-Lucent, Lucent and AT&T, Mr. Dickson provides the Board with significant leadership, operations and technology experience, including extensive knowledge of the semiconductor industry and experience managing international business operations. Also, from his current and past service as a Board member with other companies, including several other semiconductor companies, Mr. Dickson offers a broad understanding of the role and responsibilities of the Board and valuable insight on a variety of significant industry issues.

Emiko Higashi

Director since: 2010

Age: 58

Board Committees: Audit

Other U.S. Public Company Boards: Rambus, Inc. (since 2017); InvenSense, Inc. (2014 to 2017)

Ms. Higashi is a founder of Tomon Partners, LLC, a strategy and M&A advisory firm based in San Francisco and primarily serving companies in technology- and healthcare-related fields since 2003. Ms. Higashi also serves on the boards of MetLife Insurance K.K., a subsidiary of MetLife, Inc. (NYSE), Takeda Pharmaceutical Company Ltd. (TSE), Rambus, Inc. (Nasdaq), and Tara Health Foundation (private). Ms. Higashi also serves as a senior advisor to several private consulting firms. Prior to Tomon Partners, she was a co-founder and Chief Executive Officer of Gilo Ventures, a technology-focused venture capital firm, from 2000 to 2002. Before that, Ms. Higashi spent 15 years in investment banking. After beginning her investment banking career at Lehman Brothers from 1985 to 1988, Ms. Higashi was a founding member of Wasserstein Parella and the head of that firm’s technology M&A business from 1988 to 1994, and subsequently served as a managing director in charge of Merrill Lynch’s global technology M&A practice from 1994 until 2000. Prior to her investment banking career, Ms. Higashi spent two years as a consultant at McKinsey & Co. in Tokyo, Japan.

As a result of her extensive career in technology-focused investment banking and finance, Ms. Higashi brings to the Board significant strategic, business development, mergers and acquisitions and financial experience related to the business and financial issues facing large global technology corporations, a comprehensive understanding of international business matters, particularly in Asia, and knowledge of the semiconductor industry. In addition, as a founder and partner of several consulting firms and a founding member of an investment banking firm, Ms. Higashi also possesses significant leadership and entrepreneurial experience.

Kevin J. Kennedy

Director since: 2007

Age: 61

Board Committees: Compensation (Chair)

Other U.S. Public Company Boards: Digital Realty Trust, Inc. (since March 2013), JDS Uniphase Corporation (2001 to 2012)

Mr. Kennedy currently serves as President, Chief Executive Officer and member of the Board of Directors of Avaya Inc., a leading global provider of business communications applications, systems and services, positions he has held since January 2009. In January 2017, Avaya Inc. filed a Chapter 11 restructuring plan with the U.S. Bankruptcy Court for the Southern District of New York. Mr. Kennedy is retiring from Avaya effective October 1, 2017. Prior to joining Avaya, Mr. Kennedy was Chief Executive Officer of JDS Uniphase Corporation, a provider of optical products and test and measurement solutions for the communications industry, from September 2003 to December 2008, also serving as JDS Uniphase’s President from March 2004 to December 2008. From 2001 to 2003, he served as Chief Operating Officer of Openwave Systems, Inc., a provider of software solutions for the communication and media industries. Previously, Mr. Kennedy spent nearly eight years at Cisco Systems, Inc. and 17 years at Bell Laboratories. In 1987, Mr. Kennedy was a Congressional Fellow to the U.S. House of Representatives on Science, Space and Technology. In January 2011, Mr. Kennedy was appointed to the President’s National Security Telecommunications Advisory Committee by former President Barack Obama.

As the current President and Chief Executive Officer of Avaya and a former senior executive at JDS Uniphase and Openwave, Mr. Kennedy possesses a vast amount of leadership and operational experience with companies in high technology industries. Also as the holder of a Ph.D. degree in engineering from Rutgers University, a member of President Obama’s National Security Telecommunications Advisory Committee, a former Congressional Fellow to the U.S. House of Representatives Committee on Science, Space and Technology, and the author of more than 30 papers on computational methods, data networking and technology management, Mr. Kennedy offers relevant expertise in a broad range of technology matters. In addition, as a result of his experience on the Boards of Directors of several public companies, Mr. Kennedy offers our Board a deep understanding of corporate governance matters.

Gary B. Moore

Director since: 2014

Age: 68

Board Committees: Compensation

Other U.S. Public Company Boards: Finjan Holdings, Inc. (since 2015); ServiceSource International, Inc. (since 2016)

Mr. Moore retired in July 2015 from his positions as President and Chief Operating Officer of Cisco Systems, Inc., a leading global provider of networking and other products and services related to the communications and information technology industry, positions he had held from October 2012 to July 2015. Mr. Moore first joined Cisco in October 2001 as Senior Vice President, Advanced Services, and, in August 2007, he also assumed responsibility as co-lead of Cisco Services. From May 2010 to February 2011, he served as Executive Vice President, Cisco Services, and he was Cisco’s Executive Vice President and Chief Operating Officer from February 2011 until October 2012. Immediately before joining Cisco, Mr. Moore served for approximately two years as Chief Executive Officer of Netigy Corporation, a network consulting company. Prior to that, he was employed for 26 years by Electronic Data Systems (“EDS”), where he held a number of senior executive positions, including as the President and Chief Executive Officer of joint venture Hitachi Data Systems from 1989 to 1992.

As a former senior executive with Cisco and other global companies (including roles as Cisco’s President and Chief Operating Officer, the head of Cisco Services, the creator and manager of EDS’s e-solutions global business unit and the President and Chief Executive Officer of the EDS joint venture Hitachi Data Systems), Mr. Moore brings to the Board extensive leadership experience, as well as expertise in matters relating to international operations in the technology industry. Mr. Moore’s experience managing large-scale operations and growing businesses enables him to provide the Board and the Company with valuable advice and guidance regarding operational and strategic issues faced by global technology companies.

Kiran M. Patel

Director since: 2008

Age: 69

Board Committees: Audit, Nominating and Governance

Other U.S. Public Company Boards: None

Mr. Patel retired in September 2013 from his position as Executive Vice President and General Manager, Small Business Group of Intuit Inc., a provider of personal finance and small business software, a position he had held since December 2008. Mr. Patel previously served as Intuit’s Senior Vice President and General Manager, Consumer Tax Group and as its Senior Vice President and Chief Financial Officer. Before joining Intuit in September 2005, he was Executive Vice President and Chief Financial Officer of Solectron Corporation from August 2001 to September 2005. He previously worked for Cummins Inc. for 27 years in a variety of finance and business positions, most recently as Chief Financial Officer and Executive Vice President. Mr. Patel currently serves as a Trustee of the Charles Schwab Funds and as a member of the Boards of Directors of Avaya Inc., a leading global provider of business communications applications, systems and services, and Exact Software, a private Netherlands company.

As a former senior officer of Intuit, Solectron and Cummins, Mr. Patel possesses significant international operating and leadership skills, including extensive experience in global sourcing, sales and other business management aspects within manufacturing and technology industries, often involving living and managing businesses overseas. In addition, as a result of his past service as the Chief Financial Officer of several global organizations, Mr. Patel offers a vast understanding of critical finance matters, which enables him to make significant contributions as a member of our Board and its Audit Committee.

Robert A. Rango

Director since: 2014

Age: 59

Board Committees: Compensation

Other U.S. Public Company Boards: Integrated Device Technology, Inc. (since 2015); Keysight Technologies, Inc. (since 2015)

Since May 2016 Mr. Rango has served as the President and Chief Executive Officer of Enevate Corporation, a company working on the development of next generation Lithium Ion (Li-ion) battery technology. Prior to that, Mr. Rango served for over 12 years, from March 2002 to July 2014, as an executive at Broadcom Corporation, a leading fabless semiconductor company. He most recently served as Executive Vice President and General Manager of Broadcom’s Mobile and Wireless Group, a role he had held since February 2011. During his tenure with Broadcom, Mr. Rango held a number of senior management positions in the company’s Network Infrastructure Business Unit, Mobile and Wireless Group and Wireless Connectivity Group, including as Senior Vice President and General Manager, Wireless Connectivity Group from January 2006 to February 2010 and as Executive Vice President and General Manager, Wireless Connectivity Group from February 2010 to February 2011. From 1995 to 2002, Mr. Rango held several Vice President and General Manager positions at Lucent Microelectronics, a networking communications company, and Agere Systems, a leader in semiconductors and software solutions for storage, mobility and networking markets, in its Optical Access, New Business Initiatives and Modem/Multimedia Divisions.

Mr. Rango possesses significant operating and leadership skills, including extensive experience in global semiconductor product marketing, development and sales. As a result of his past service as an operational executive and general manager of several large global organizations, Mr. Rango offers a vast understanding of mobile, wireless, semiconductor, optical, software and technology management, which enables him to make significant contributions as a member of our Board.

Richard P. Wallace

Director since: 2006

Age: 57

Board Committees: None

Other U.S. Public Company Boards: NetApp, Inc. (since 2011); Proofpoint, Inc. (since 2017)

Mr. Wallace currently serves as our President and Chief Executive Officer. He has been our Chief Executive Officer since January 2006 and has also served as our President since November 2008. He began at KLA Instruments in 1988 as an applications engineer and has held various general management positions throughout his 29 years with us, including positions as President and Chief Operating Officer from July 2005 to December 2005, Executive Vice President of the Customer Group from May 2004 to July 2005, and Executive Vice President of the Wafer Inspection Group from July 2000 to May 2004. Earlier in his career, he held positions with Ultratech Stepper and Cypress Semiconductor. Mr. Wallace previously served as a member of the Board of Directors of SEMI (Semiconductor Equipment and Materials International), a prominent industry association, including as SEMI’s Chairman of the Board. He earned his bachelor’s degree in electrical engineering from the University of Michigan and his master’s degree in engineering management from Santa Clara University, where he also taught strategic marketing and global competitiveness courses after his graduation.

As our President and Chief Executive Officer and a KLA-Tencor employee for 29 years, Mr. Wallace brings to the Board extensive leadership and semiconductor industry experience, including a deep knowledge and understanding of our business, operations and employees, the opportunities and risks faced by KLA-Tencor, and management’s strategy and plans for accomplishing our goals. In addition, Mr. Wallace’s current service as a member of the Boards of Directors of KLA-Tencor, NetApp, and Proofpoint give him a strong understanding of his role as a Director and a broad perspective on key industry issues and corporate governance matters.

David C. Wang

Director since: 2006

Age: 73

Board Committees: Audit

Other U.S. Public Company Boards: Terex Corporation (since 2008)

Mr. Wang retired in July 2011 from his position as Vice President of International Relations of The Boeing Company (a position he had held since November 2002), and he also served as the President of Boeing-China from November 2002 to March 2011. Prior to joining Boeing, he spent 22 years at General Electric Company (“GE”), where he worked in various capacities, including most recently as Chairman and Chief Executive Officer of GE China. In addition, Mr. Wang served in executive positions with GE in Singapore, Malaysia and Mexico. Prior to joining GE, Mr. Wang held various engineering positions at Emerson Electric Co. He has also served on a number of non-profit boards.

Due to his former positions as the Vice President of International Relations of The Boeing Company, the President of Boeing-China and an executive in several international locations for GE, Mr. Wang offers significant leadership experience, as well as an extensive knowledge of key business issues in the international locations of some of our most significant customers. With over 30 years of operational experience, primarily in Asia, Mr. Wang offers our Board a deep understanding of growth and competitive issues within changing markets, as well as the challenges involved in building competitive businesses in multi-cultural environments.

Director Compensation

Our Fiscal Year 2017 Director Compensation Program

Non-employee members of the Board (“Outside Directors”) receive a combination of equity and cash compensation as approved by the Compensation Committee (or, in the case of the compensation of the Chairman of the Board, as recommended by the Compensation Committee and approved by the Board). Equity compensation to Outside Directors is provided under our 2004 Equity Incentive Plan, which has been approved by our stockholders.

The following table presents the key features of our fiscal year 2017 Outside Director compensation program:

COMPENSATION ELEMENT	FISCAL YEAR 2017 PROGRAM
Cash Compensation
Standard annual cash retainer	$90,000, paid quarterly
Committee member additional annual cash retainers (including Committee Chair)	$15,000 for Audit Committee $12,500 for Compensation Committee $7,500 for Nominating and Governance Committee
Committee Chair additional annual cash retainers	$30,000 for Audit Committee $20,000 for Compensation Committee $10,000 for Nominating and Governance Committee
Annual cash retainer for non-executive Chairman (in lieu of standard retainer)	$130,000
Reimbursement for reasonable meeting attendance expenses	Included
Equity Compensation
Market value of standard RSU award granted at annual meeting	$160,000 (to be granted at the Annual Meeting); dividend equivalents payable upon vesting
Market value of non-executive Chairman RSU award granted at annual meeting in lieu of standard award	$200,000 (to be granted at the Annual Meeting); dividend equivalents payable upon vesting
Vesting period of Outside Director RSUs	Awards vest one year from grant date; shares immediately issued upon vesting

Members of the Board who are employees of the Company do not receive any additional compensation for their services as Directors. The Board will separately determine the compensation payable to Outside Directors for service on special purpose committees of the Board, if such committees are created.

If a new Outside Director joins the Board after the date of an annual meeting of stockholders, his or her first restricted stock unit award (“RSU”) will be granted promptly after he or she joins the Board and will be prorated to take into account the period of time from the last annual meeting of stockholders to the date the new Outside Director joined the Board.

Under the Outside Director compensation program, the RSU awards granted to our Outside Directors are issued with “dividend equivalent” rights pursuant to the Company’s 2004 Equity Incentive Plan (the “2004 Equity Plan”). The plan administrator may issue dividend equivalent rights with respect to RSUs, performance-based restricted stock units, performance units and deferred stock units. These dividend equivalent rights entitle the recipient to receive credits, payable in cash or additional shares of our Common Stock, equal to the cash dividends that would have been received on the shares of our Common Stock had the shares been issued and outstanding on the dividend record date. The dividend equivalents would only be paid to the recipient upon vesting or settlement of the underlying award.

We have had in effect since 2008 a policy of providing prorated vesting acceleration of RSUs held by Outside Directors who are in good standing, whose service on the Board terminates before their RSUs are vested and who, at the time of termination, have served on the Board for six years.

Deferred Compensation

Each Outside Director is entitled to defer all or a portion of his or her cash retainers, pursuant to our Executive Deferred Savings Plan (“EDSP”), a nonqualified deferred compensation plan. Amounts credited to the EDSP may be allocated by the participant among a variety of investment funds. For further information regarding our EDSP, including the list of investment funds available under the EDSP during fiscal year 2017, please refer to the section of this Proxy Statement entitled “Nonqualified Deferred Compensation.” Of the current Outside Directors, only Messrs. Barnholt, Patel and Wang participated in the EDSP during fiscal year 2017, though none of them made new contributions during the fiscal year.

Matching Program

Since August 2014, Outside Directors have been able to participate in a gift matching program, under which the KLA-Tencor Foundation will generally match, dollar-for-dollar, gifts by Outside Directors to qualifying tax-exempt educational institutions up to $10,000 per calendar year.

Stock Ownership Guidelines

We have adopted a policy, pursuant to which each Outside Director is expected to own a specified minimum number of shares of our Common Stock. Under our current policy, each Outside Director, once he or she has served as an Outside Director for at least four years, is expected to own shares of our Common Stock with a market value of at least four (4) times the standard annual cash retainer paid to the Outside Directors, as that retainer may be changed from time to time. Shares of Common Stock underlying outstanding RSUs held by the Directors count toward this ownership requirement. As of the Record Date, each of our current Outside Directors was in compliance with the stock ownership requirement then in effect.

Director Compensation Table

The following table sets forth certain information regarding the compensation earned by or awarded to each Outside Director during fiscal year 2017 who served on our Board during the fiscal year:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Edward W. Barnholt	160,000	199,977	-	6,225	366,202
Robert M. Calderoni	142,500	159,997	-	4,980	307,477
John T. Dickson	112,500	159,997	-	4,980	277,477
Emiko Higashi	105,000	159,997	-	4,980	269,977
Kevin J. Kennedy	122,500	159,997	-	4,980	287,477
Gary B. Moore	102,500	159,997	-	4,980	267,477
Kiran M. Patel	112,500	159,997	-	4,980	277,477
Robert A. Rango	102,500	159,997	-	4,980	267,477
David C. Wang	105,000	159,997	-	4,980	269,977

(1)	The amounts set forth in this column represent fees earned by each Outside Director during fiscal year 2017, regardless of whether the fees were actually paid during the fiscal year.

(2)

The amounts shown represent the aggregate grant date fair value of RSUs awarded to each Outside Director during fiscal year 2017, computed in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718, referred to in this Proxy Statement as ASC 718 (except that the fair values set forth above have not been reduced by the Company’s estimated forfeiture rate). The ASC 718 grant date fair value of each RSU award was calculated based on the fair market value of our Common Stock on the award date. For further discussion regarding the assumptions used in calculating the grant date fair value for RSUs, please refer to Note 1 to the Company’s consolidated financial statements in Item 8 of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2017, filed with the SEC on August 4, 2017. On November 2, 2016, each Outside Director then in office was granted an RSU award covering 2,141 shares of our Common Stock (other than Mr. Barnholt who, as Chairman of the Board, received an RSU award covering 1.25 times that number of shares, or 2,676 shares, as described above under the heading “Our Fiscal year 2017 Director Compensation Program”). The following table shows, for each Outside Director, the aggregate number of unvested shares of our Common Stock underlying all outstanding RSUs held by that Outside Director then in office as of June 30, 2017:

Name	Aggregate Number of Unvested Shares of Common Stock Underlying Director RSU Awards as of June 30, 2017 (#)
Edward W. Barnholt	2,676
Robert M. Calderoni	2,141
John T. Dickson	2,141
Emiko Higashi	2,141
Kevin J. Kennedy	2,141
Gary B. Moore	2,141
Kiran M. Patel	2,141
Robert A. Rango	2,141
David C. Wang	2,141

(3)

As noted above, of the current Outside Directors, only Messrs. Barnholt, Patel and Wang participated in our EDSP during fiscal year 2017. We have concluded that, because the EDSP earnings correspond to the actual market earnings on a select group of investment funds available under the EDSP, no portion of the Outside Directors’ earnings under the EDSP is “above market” or “preferential.” Accordingly, we do not report any portion of the Outside Directors’ earnings under the EDSP in the Director Compensation Table. The investment earnings (loss) under the EDSP during fiscal year 2017 for the Outside Directors who participated in the EDSP were as follows: (a) Mr. Barnholt: $270,707; (b) Mr. Patel: $36,886; and (c) Mr. Wang: $405.

(4)	Represents dividend equivalents paid upon the vesting of RSU awards during fiscal year 2017.

OUR CORPORATE GOVERNANCE PRACTICES

At KLA-Tencor, we believe that strong and effective corporate governance procedures and practices are an extremely important part of our corporate culture. In that spirit, we have summarized several of our corporate governance practices below.

Adopting and Maintaining Governance Standards

The Board has adopted, and regularly reviews and updates as necessary, a set of Corporate Governance Standards to establish a framework within which it will conduct its business and to guide management in its running of the Company. The governance standards, portions of which are summarized below, can be found on our website at http://ir.kla-tencor.com. We have posted information regarding our corporate governance procedures to help ensure the transparency of our practices.

Monitoring Board Effectiveness

It is important that our Board and its Committees are performing effectively and in the best interests of KLA-Tencor and our stockholders. The Board is responsible for annually assessing its effectiveness and the effectiveness of each of its Committees in fulfilling their respective obligations, and each Committee is responsible for reviewing the Board’s assessment of that Committee’s effectiveness. In addition, our Nominating and Governance Committee is charged with overseeing an annual review of the Board and its membership. The standard practice of the Board is that Outside Directors will not stand for re-election after reaching the age 75, and while Board members are elected for one (1) year terms, there is currently no limitation on the number of terms a Director may serve.

Conducting Formal Independent Director Sessions

At the conclusion of each regularly scheduled Board meeting, the independent Directors meet in executive session without KLA-Tencor management or any non-independent Directors.

Hiring Outside Advisors

The Board and each of its Committees may retain outside advisors and consultants of their choosing at our expense, without management’s consent.

Avoiding Conflicts of Interest

We expect our Directors, executives and employees to conduct themselves with the highest degree of integrity, ethics and honesty. Our credibility and reputation depend upon the good judgment, ethical standards and personal integrity of each Director, executive and employee. In order to provide assurances internally and to our stockholders, we have implemented Standards of Business Conduct that provide clear conflict of interest guidelines to our employees, as well as an explanation of reporting and investigatory procedures.

Communications with the Board

Stockholders may communicate with the Board by writing to us at KLA-Tencor Corporation, Attention: Investor Relations, One Technology Drive, Milpitas, California 95035.

Stockholders who would like their submission directed to a member of the Board may so specify, and the communication will be forwarded, as appropriate.

Standards of Business Conduct; Whistleblower Hotline and Website

The Board has adopted Standards of Business Conduct for all of our employees and Directors, including our principal executive and senior financial officers, and we have prepared and made available versions of our Standards of Business Conduct translated into Chinese (Simplified and Traditional), French, German, Hebrew, Japanese and Korean in an effort to maximize the accessibility and understandability of these important guidelines to our employees. You can obtain a copy of our Standards of Business Conduct via our website at http://ir.kla-tencor.com, or by making a written request to us at KLA-Tencor Corporation, Attention: Investor Relations, One Technology Drive, Milpitas, California 95035. We will disclose any amendment to the Standards of Business Conduct, or waiver of a provision thereof, on our website at the same address.

In addition, we have established a hotline and website for use by employees, as well as third parties such as vendors and customers, to report actual or suspected wrongdoing and to answer questions about business conduct. The hotline and website are both operated by an independent third party, which provides tools to enable individuals to submit reports in a number of different languages and, where permitted by law, on an anonymous basis.

Ensuring Auditor Independence

We have taken a number of steps to ensure the continued independence of our outside auditors. Our independent registered public accounting firm reports directly to the Audit Committee, which also has the ability to pre-approve or reject any non-audit services proposed to be conducted by the firm.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Messrs. Kennedy (Chair), Barnholt, Moore and Rango. None of these individuals was an officer or employee of KLA-Tencor at any time during fiscal year 2017 or at any other time. During fiscal year 2017, there was no instance in which an executive officer of KLA-Tencor served as a member of the Board or compensation committee of any entity and an executive officer of that same entity served on our Board or Compensation Committee.

Stockholder Nominations to the Board

Please see “INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES—Nominating and Governance Committee.”

Majority Vote Policy

Please see “INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES—Nominating and Governance Committee—Majority Vote Policy.”

PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 30, 2018

Audit Committee Recommendation

The Audit Committee has the sole authority to retain or dismiss our independent auditors. The Audit Committee has selected PricewaterhouseCoopers LLP, an independent registered public accounting firm, to audit our consolidated financial statements for our fiscal year ending June 30, 2018. Before making its determination, the Audit Committee carefully considered that firm’s qualifications as independent auditors.

The Board, following the Audit Committee’s determination, unanimously recommends that the stockholders vote for ratification of such appointment.

Although ratification by stockholders is not required by law, the Board has determined that it is desirable to request approval of this selection by the stockholders. If the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee may reconsider its selection.

Attendance at the Annual Meeting

A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

Fees

The aggregate fees billed by PricewaterhouseCoopers LLP, KLA-Tencor’s independent registered public accounting firm, in fiscal years 2017 and 2016 were as follows:

Services Rendered/Fees	2017 ($)	2016 ($)
Audit Fees (1)	3,265,408	3,058,324
Audit-Related Fees (2)	80,000	-
Total Audit and Audit-Related Fees	3,345,408	3,058,324
Tax Compliance	436,666	481,025
Tax Planning and Consulting	247,041	192,822
Total Tax Fees (3)	683,707	673,847
All Other Fees (4)	25,000	196,500

(1)

Represents professional services rendered for the audits of annual financial statements set forth in our Annual Reports on Form 10-K for fiscal years 2017 and 2016, the review of quarterly financial statements included in our Quarterly Reports on Form 10-Q for fiscal years 2017 and 2016, and fees for services related to statutory and regulatory filings or engagements.

(2)	For fiscal year 2017, represents assurance and related services in connection with acquisition activities.

(3)	Represents tax services for U.S. and foreign tax compliance, planning and consulting.

(4)

For fiscal year 2017, represents subscription for tax legislation fees. For fiscal year 2016, represents services provided in connection with the review of proxy solicitation materials and issuance of a comfort letter for the proposed merger involving Lam Research Corporation.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy regarding non-audit services provided by PricewaterhouseCoopers LLP. First, the policy ensures the independence of our auditors by expressly naming all services that the auditors may not perform and reinforcing the principle of independence regardless of the type of service. Second, certain non-audit services, such as tax-related services and acquisition advisory services, are permitted but limited in proportion to the audit fees paid. Third, the Audit Committee pre-approves non-audit services not specifically permitted under this policy (or subsequently approves such services in circumstances where a subsequent approval is necessary and permissible), and the Audit Committee reviews the annual plan and any subsequent engagements. All non-audit fees were approved by the Audit Committee pursuant to its pre-approval policies and procedures.

On a quarterly basis, management provides written updates to the Audit Committee with regard to audit and non-audit services, the amount of audit and non-audit service fees incurred to date, and the estimated cost to complete such services.

Independence Assessment by Audit Committee

Our Audit Committee considered and determined that the provision of the services provided by PricewaterhouseCoopers LLP as set forth herein is compatible with maintaining PricewaterhouseCoopers LLP’s independence and approved all non-audit related fees and services.

Vote Required and Recommendation

If a quorum is present and voting, the affirmative vote of the majority of Votes Cast is needed to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, to audit our consolidated financial statements for our fiscal year ending June 30, 2018.

The Board unanimously recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2018.

PROPOSAL THREE: APPROVAL OF OUR NAMED EXECUTIVE OFFICER COMPENSATION

Background

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables KLA-Tencor’s stockholders to vote to approve, on a non-binding advisory basis, the compensation of our NEOs (as that term is defined on page 48 of this Proxy Statement) as disclosed in the “Compensation Discussion and Analysis” section, the Summary Compensation Table and the other related tables and disclosures in this Proxy Statement. This vote is required pursuant to Section 14A of the Exchange Act. The Board has determined, consistent with the feedback from our stockholders, that we will hold this vote every year.

As described in greater detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our NEOs with the interests of our stockholders by focusing on a philosophy of “pay-for-performance.” Our compensation programs are designed to support our business goals and to promote both short-term and long-term financial and strategic achievement.

We urge stockholders to read the “Compensation Discussion and Analysis” section of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, and the Summary Compensation Table and other related compensation tables and disclosure in this Proxy Statement, which provide detailed information on the compensation of our NEOs. The Compensation Committee and the Board believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our NEOs as reported in this Proxy Statement has supported and contributed to our recent and long-term success.

Nature of Vote; Recommendation

This vote is advisory and therefore not binding on KLA-Tencor, our Board of Directors or the Compensation Committee. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our NEOs, as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.

Accordingly, we ask our stockholders to approve the following resolution at the Annual Meeting:

“RESOLVED, that KLA-Tencor Corporation’s stockholders approve, on an advisory basis, the compensation of the NEOs, as disclosed pursuant to Item 402 of Regulation S-K in the Company’s Proxy Statement for the 2017 annual meeting of Stockholders, pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

While this advisory vote on executive compensation is non-binding, the Board and the Compensation Committee value the opinion of KLA-Tencor’s stockholders and will carefully assess the voting results and consider the impact of such voting results on our compensation policies and decisions, as described in greater detail in the “Compensation Discussion and Analysis” section of this Proxy Statement.

Vote Required

If a quorum is present and voting, the affirmative vote of the majority of Votes Cast is required for advisory approval of this proposal.

The Board unanimously recommends a vote “FOR” the approval of the compensation of our NEOs, as disclosed in this Proxy Statement.

PROPOSAL FOUR: APPROVAL OF THE FREQUENCY OF VOTES ON OUR NAMED EXECUTIVE OFFICER COMPENSATION

Background

The Dodd-Frank Act also enables KLA-Tencor’s stockholders to vote to approve, on a non-binding advisory basis, the frequency of votes on the compensation of our NEOs. Pursuant to this law, we are asking stockholders to vote on whether future votes on the compensation of our NEOs, such as the advisory vote in Proposal Three above, should occur at every annual meeting, every other annual meeting or every third annual meeting (1 year, 2 years or 3 years on the proxy card).

Our Board is recommending that you vote for an annual advisory vote on executive compensation. Our Board and Compensation Committee have a long-term view of executive compensation, which is particularly appropriate in a historically cyclical industry such as the semiconductor industry, where business cycles typically cover multiple years. However, for this vote on the frequency of future advisory votes on NEO compensation, we are recommending that a vote be held at every annual meeting.

Nature of Vote; Recommendation

This vote is advisory and therefore not binding on KLA-Tencor, our Board of Directors or the Compensation Committee. When voting, stockholders are able to specify one of four choices for this proposal on the proxy card: 1 year, 2 years, 3 years, or Abstain. Unless otherwise instructed, the proxy holders will vote the proxies they receive for the option of every 1 year as the preferred frequency for advisory votes on executive compensation.

Accordingly, we ask our stockholders to vote on the preferred voting frequency by selecting the option of 1 year, 2 years or 3 years, or by abstaining from the vote, when voting in response to the following resolution at the Annual Meeting:

“RESOLVED, that KLA-Tencor Corporation’s stockholders determine, on an advisory basis, whether the preferred frequency of an advisory vote on the executive compensation of the Company’s NEOs, as disclosed in the Company’s Proxy Statement, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure, should be at every annual meeting, every other annual meeting, or every third annual meeting.”

Vote Required

The affirmative vote of a plurality of the shares of KLA-Tencor Common Stock present in person or represented by proxy and entitled to be voted on the proposal at the Annual Meeting is required for advisory approval of this proposal. While this advisory vote on the frequency of holding future votes on NEO compensation is non-binding, the Board and the Compensation Committee will carefully consider the voting results in making its final decision regarding the frequency with which such votes will be held in the future. However, the Board may decide that it is in the best interests of KLA-Tencor and its stockholders to hold an advisory vote more or less frequently than the alternative that has been selected by our stockholders. The option of every one year, every two years, or every three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders.

The Board unanimously recommends a vote for the option of every annual meeting as the preferred frequency for advisory votes on executive compensation.

INFORMATION ABOUT EXECUTIVE OFFICERS

Set forth below are the names, ages and positions of the executive officers of KLA-Tencor as of the date of this Proxy Statement.

Name	Position	Age
Richard P. Wallace	President and Chief Executive Officer	57

Please see “Information about the Nominees – Nominees for Election at the 2017 Annual Meeting.”

Name	Position	Age
Bren D. Higgins	Executive Vice President and Chief Financial Officer	47

Bren D. Higgins has served as KLA-Tencor’s Executive Vice President and Chief Financial Officer since August 2013. In this role, Mr. Higgins oversees and manages the Company’s finance operations and control processes, global manufacturing operations, corporate procurement, information technology and investor relations functions. Prior to his promotion to Chief Financial Officer, Mr. Higgins oversaw the Company’s treasury and investor relations functions and supported its business development efforts in his role as Vice President of Corporate Finance from January 2012 to August 2014, and as Senior Director of Corporate Finance from August 2011 to January 2012. Before that, he served as the Company’s Senior Director of Financial Planning and Analysis from August 2008 to August 2011. Mr. Higgins has also held various financial and investor relations positions since he began his tenure at the Company in 1999, including multiple product division controller assignments and serving as Group Controller of the Company’s Wafer Inspection Group from 2006 to 2008. Mr. Higgins received his bachelor’s degree from the University of California at Santa Barbara and his master’s degree in business administration with a concentration in finance from the University of California at Davis.

Name	Position	Age
Bobby R. Bell	Chief Strategy Officer	55

Bobby R. Bell has served as KLA-Tencor’s Chief Strategy Officer since August 2017. In this role, Mr. Bell is responsible for ensuring that the Company has a comprehensive strategic planning process that addresses both its current markets as well as initiatives in new markets. Before that from December 2016 to August 2017, he was Executive Vice President of the Company’s Semiconductor Business Organization. From March 2016 to December 2016, he served as Executive Vice President in charge of strategic projects and from January 2013 to February 2016 as Executive Vice President, Wafer Inspection Division, in which role he oversaw several key areas of the Company’s business, including its Surfscan series of tools and KLA-Tencor’s electron-beam inspection and Wafer Inspection (WIN) Division. Mr. Bell joined KLA Instruments in 1994 as a Senior Engineer in applications development, and has held a number of strategic management positions throughout his more than 20 years with the Company. Prior to his current position, Mr. Bell served as Executive Vice President, Global Customer Organization, from September 2008 to January 2013. In that role, Mr. Bell managed the Company’s global field operations, corporate sales, corporate marketing and service business. Before that, he served as a Vice President in the Company’s Wafer Inspection Group from 2000 to 2004, and in various marketing roles from 1995 to 2000. His experience with the Company also includes roles leading Asia and worldwide sales and field operations. Prior to joining the Company, Mr. Bell spent ten years with AT&T Technology Systems and AT&T Microelectronics (including 18 months as AT&T’s assignee at SEMATECH, a prominent semiconductor industry consortium) in the area of yield, defect reduction, process integration, product engineering and management. Mr. Bell earned his bachelor’s degree in electrical engineering from the University of Arkansas and his master’s degree in electrical engineering from the University of Missouri.

Name	Position	Age
Ahmad A. Khan	Executive Vice President, Global Products Group	43

Ahmad A. Khan has served as KLA-Tencor’s Executive Vice President, Global Products Group since December 2016, where he is responsible for overseeing and managing the Company’s former wafer inspection and patterning divisions. From August 2015 to December 2016, he served as Executive Vice President, Patterning Division. In this role he was responsible for the development and execution of technology roadmaps and customer collaboration strategies for all of KLA-Tencor’s patterning products. Mr. Khan joined KLA-Tencor’s Films & Surface Technology Division in 2003 as Senior Director of Business Development, and has since held numerous strategic management positions throughout his 14-year tenure with the Company. In 2007, Mr. Khan served as Vice President and General Manager of KLA-Tencor’s Optical Films Metrology Division. From 2008 to his current position, his executive management responsibilities expanded to include the Resistivity, Optical CD, Implant, Thermawave, Overlay, and SensArray Divisions, all ultimately comprising KLA-Tencor’s Metrology Division. Prior to joining KLA-Tencor, Mr. Khan spent nine years at Applied Materials, holding various product engineering, support, operations, and senior management positions. Mr. Khan earned his bachelor’s degree in electronics engineering technology from DeVry University.

Name	Position	Age
Brian M. Trafas	Senior Vice President, Global Customer Organization	54

Brian M. Trafas has served as KLA-Tencor’s Senior Vice President, Global Customer Organization since April 2015. In this role, Mr. Trafas is responsible for all field-based sales and field-based service teams, and works in close collaboration with customers to address their needs with leading edge technology and services, while growing KLA-Tencor’s business. Mr. Trafas served most recently as Chief Marketing Officer, from January 2007 to April 2015, where he was responsible for overseeing marketing initiatives, product development, marketing communications, market research, and the development of marketing talent. Prior to that, from June 2000 to January 2007, he was Vice President and General Manager of the Critical Dimension (“CD”) Metrology Division and Group Vice President of Marketing for the Wafer Inspection Group. During his tenure with KLA-Tencor, Mr. Trafas has led the Company’s introduction of Laser Scattering Patterned Wafer Inspection products, Scatterometry-based CD products, and developed a company-wide program of marketing best practices and talent forums. Having two decades of experience in the semiconductor capital equipment industry, with an emphasis on process control, he has written extensively about CD process control, advanced patterned wafer inspection methodologies and the application of scanning probe microscopes. A former chairman of the SEMI North America Advisory Board, Mr. Trafas continues to serve as a board member, and is also a member of the SEMI ISS committee. Mr. Trafas holds a bachelor’s degree in physics from St. John’s University and a doctorate in materials science from the University of Minnesota.

Name	Position	Age
Virendra A. Kirloskar	Senior Vice President and Chief Accounting Officer	53

Virendra A. Kirloskar has served as the Company’s Senior Vice President and Chief Accounting Officer since March 2008. Mr. Kirloskar rejoined the Company as Vice President and Corporate Controller in May 2003 and served in that role until March 2008, other than the period from August 2006 to August 2007, during which time he held management responsibilities within KLA-Tencor India. Prior to that, from June 2002 to April 2003, Mr. Kirloskar served as Corporate Controller of Atmel Corporation, a designer and manufacturer of semiconductor integrated circuits. Mr. Kirloskar also held various finance positions within KLA-Tencor from 1993 to 1999. Mr. Kirloskar received his bachelor’s degree in commerce from the University of Pune, India and his master’s degree in business administration from the University of Massachusetts Amherst.

Name	Position	Age
Teri A. Little	Executive Vice President, Chief Legal Officer, and Corporate Secretary	53

Teri A. Little has served as the Company’s Executive Vice President, Chief Legal Officer and Corporate Secretary since August 2017 and served as Senior Vice President, General Counsel and Corporate Secretary from October 2015 until August 2017. Ms. Little served as the Company’s interim General Counsel from September 2015 to October 2015. Prior to that, from 2007 until September 2015, Ms. Little served as an Associate General Counsel for the Company, leading the Commercial legal team in connection with various customer and supplier-related matters, including the negotiation of the Company’s worldwide commercial sales, procurement, and technology development agreements, working with the Company’s largest and most strategic customers and suppliers. In 2014, she assumed responsibility for the Corporate legal function, managing the legal requirements associated with the Company’s corporate securities, mergers and acquisitions, strategic alliances, corporate governance and Sarbanes-Oxley compliance. Ms. Little joined the Company in 2002 as Senior Counsel. Prior to joining the Company, she was a senior associate at Wilson Sonsini Goodrich & Rosati, P.C. Ms. Little received her J.D. from Stanford University and her bachelor’s degree in finance from San Jose State University.

Name	Position	Age
Brian W. Lorig	Senior Vice President, Global Support and Services	43

Brian W. Lorig has served as Senior Vice President and general manager of the Company’s Global Support and Services organization since March 2016.  The Global Support and Services organization includes the Company’s services group, which enables customers in all business sectors to maintain high performance and productivity of their purchased products through a flexible portfolio of services. Global Support and Services also includes KT Pro Systems, which offers certified fully refurbished and tested systems, as well as remanufactured legacy systems, and KT Pro Enhancements, which include enhancements and upgrades for previous-generation KLA-Tencor tools.  Mr. Lorig joined the Company in 1998 and has held a number of leadership positions in Manufacturing Operations and Service, including vice president of U.S. Manufacturing and Operations Group from January 2013 through February 2014, and vice president of Global Support and Services Field Operations from February 2014 and March 2016.  Mr. Lorig earned his bachelor of science in supply chain management from Arizona State University and his MBA from Santa Clara University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Stockholders

As of September 13, 2017, based solely on our review of filings made with the SEC, we are aware of the following entities being beneficial owners of more than 5% of our Common Stock:

Name and Address	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned (1)
The Vanguard Group, Inc. (2) 100 Vanguard Boulevard Malvern, PA 19355	15,996,110	10.20
PRIMECAP Management Company (3) 117 E. Colorado Blvd., 11th Floor Pasadena, CA 91105	14,008,696	8.93
BlackRock, Inc. (4) 40 East 52nd Street New York, NY 10022	11,137,269	7.10
JPMorgan Chase & Co. (5) 270 Park Avenue New York, NY 10017	8,079,210	5.15

(1)	Based on 156,897,085 outstanding shares of our Common Stock as of September 13, 2017.

(2)

All information regarding The Vanguard Group, Inc. (“Vanguard”) is based solely on information disclosed in an Amendment to Schedule 13G filed by Vanguard with the SEC on January 10, 2017. According to the Schedule 13G/A filing, of the 15,996,110 shares of our Common Stock reported as beneficially owned by Vanguard as of December 31, 2016, Vanguard had sole voting power with respect to 242,032 shares, had shared voting power with respect to 27,902 shares, had sole dispositive power with respect to 15,723,211 shares, and had shared dispositive power with respect to 272,899 shares of our Common Stock reported as beneficially owned by Vanguard as of that date.

(3)

All information regarding PRIMECAP Management Company (“PRIMECAP”) is based solely on information disclosed in an Amendment to Schedule 13G filed by PRIMECAP with the SEC on February 9, 2017. According to the Schedule 13G/A filing, of the 14,008,696 shares of our Common Stock reported as beneficially owned by PRIMECAP as of December 31, 2016, PRIMECAP had sole voting power with respect to 3,453,900 shares, did not have shared voting power with respect to any other shares, and had sole dispositive power with respect to all 14,008,696 shares of our Common Stock reported as beneficially owned by PRIMECAP as of that date.

(4)

All information regarding BlackRock, Inc. (“BlackRock”) is based solely on information disclosed in an Amendment to Schedule 13G filed by BlackRock with the SEC on January 25, 2017. According to the Schedule 13G/A filing, of the 11,137,269 shares of our Common Stock reported as beneficially owned by BlackRock as of December 31, 2016, BlackRock had sole voting power with respect to all 9,328,188 shares, did not have shared voting power with respect to any other shares, and had sole dispositive power with respect to all 11,137,269 shares of our Common Stock reported as beneficially owned by BlackRock as of that date.

(5)

All information regarding JPMorgan Chase & Co. (“JPMorgan”) is based solely on information disclosed in an Amendment to Schedule 13G filed by JPMorgan with the SEC on January 19, 2017. According to the Schedule 13G/A filing, of the 8,079,210 shares of our Common Stock reported as beneficially owned by JPMorgan as of December 31, 2016, JPMorgan had sole voting power with respect to 7,671,003 shares, had shared voting power with respect to 94,156 shares, had sole dispositive power with respect to 7,954,724 shares, and had shared dispositive power with respect to 118,663 shares of our Common Stock reported as beneficially owned by JPMorgan as of that date.

Directors, Nominees and Management

The following table sets forth the beneficial ownership of our Common Stock as of September 13, 2017 by all current Directors, each of the NEOs set forth in the Summary Compensation Table, and all current Directors and executive officers as a group. Except for shares held in brokerage accounts which may, from time to time, together with other securities held in those accounts, serve as collateral for margin loans made from those accounts, none of the shares reported as beneficially owned are currently pledged as security for any outstanding loan or indebtedness. Shares that, as of September 13, 2017, have not yet been issued under outstanding RSUs (and that are not scheduled to vest within 60 days after September 13, 2017) due to applicable performance or service-vesting requirements that have not yet been satisfied are not included in the table below:

Name	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned (1)
Richard P. Wallace (2)	70,287	*
Edward W. Barnholt (3)	57,726	*
Robert M. Calderoni (4)	6,433	*
John T. Dickson (5)	28,335	*
Emiko Higashi (4)	16,229	*
Kevin J. Kennedy (6)	22,185	*
Gary B. Moore (4)	6,504	*
Robert A. Rango (4)	6,504	*
Kiran M. Patel (7)	14,852	*
David C. Wang (8)	28,177	*
Bren D. Higgins (9)	8,381	*
Bobby R. Bell (10)	19,396	*
Ahmad A. Khan (11)	11,959	*
Brian M. Trafas (12)	1,338	*
All current Directors and executive officers as a group (17 persons) (13)	314,567	*

*     Less than 1%.

(1)

Based on 156,897,085 outstanding shares of our Common Stock as of September 13, 2017. In addition, shares of our Common Stock subject to RSUs that will vest and become deliverable within 60 days after September 13, 2017 are deemed to be outstanding for the purpose of computing the percentage ownership of the applicable person or entity in this table, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or entity.

(2)

Includes (a) 8,363 shares subject to RSUs that will vest and become deliverable within 60 days after September 13, 2017, and (b) 9,182 outstanding shares of our Common Stock that are held by the Wallace Living Trust u/a/d dated 3/27/01, as amended, of which Mr. Wallace is a trustee and beneficiary.

(3)

Includes (a) 2,676 shares subject to RSUs that will vest and become deliverable within 60 days after September 13, 2017, and (b) 39,167 outstanding shares of our Common Stock that are held by The Barnholt Family Trust dated January 8, 1987, of which Mr. Barnholt is a trustee and beneficiary.

(4)	Includes 2,141 shares subject to RSUs that will vest and become deliverable within 60 days after September 13, 2017.

(5)

Includes (a) 2,141 shares subject to RSUs that will vest and become deliverable within 60 days after September 13, 2017, and (b) 24,225 outstanding shares of our Common Stock that are held under The Dickson Family Trust Agreement dated October 24, 2006, of which Mr. Dickson is a trustee and beneficiary.

(6)

Includes (a) 2,141 shares subject to RSUs that will vest and become deliverable within 60 days after September 13, 2017, and (b) 13,825 outstanding shares of our Common Stock that are held by the Kennedy Family Trust U/A/D 11/19/98, of which Mr. Kennedy is a trustee and beneficiary.

(7)

Includes (a) 2,141 shares subject to RSUs that will vest and become deliverable within 60 days after September 13, 2017, and (b) 12,711 outstanding shares of our Common Stock that are held by The Kiran and Jocimara Patel Trust dated October 23, 2008, of which Mr. Patel is a trustee and beneficiary.

(8)

Includes (a) 2,141 shares subject to RSUs that will vest and become deliverable within 60 days after September 13, 2017, and (b) 26,036 outstanding shares of our Common Stock that are held by the Darlene Wang Revocable Living Trust dated 2/4/2000, of which (i) Mr. Wang is a trustee and (ii) a member of Mr. Wang’s immediate family is the current beneficiary.

(9)	Includes 7,527 shares subject to RSUs that will vest and become deliverable within 60 days after September 13, 2017.

(10)	Includes 6,691 shares subject to RSUs that will vest and become deliverable within 60 days after September 13, 2017.

(11)	Includes 5,018 shares subject to RSUs that will vest and become deliverable within 60 days after September 13, 2017.

(12)	Includes 1,338 shares subject to RSUs that will vest and become deliverable within 60 days after September 13, 2017.

(13)	Includes 20,182 shares subject to RSUs held by Directors and 2,500 shares subject to RSUs held by executive officers that will vest and become deliverable within 60 days after September 13, 2017.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, Board members, and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC, and such persons are also required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received by us, we believe that during fiscal year 2017 all of our executive officers, Board members and greater than ten percent stockholders complied with all applicable Section 16(a) filing requirements.

EXECUTIVE COMPENSATION AND OTHER MATTERS

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Fiscal year 2017 was a very good year for KLA-Tencor. We delivered strong top and bottom line growth, driven by the ongoing execution of our strategic objectives and the strength of demand in today’s semiconductor industry.

Executive Compensation During the Pendency of the Merger Agreement

We entered the fiscal year subject to a merger agreement with Lam Research Corporation that had been approved by our stockholders.  In contrast to other years in which the principal focus of our executive officers has been to take the steps necessary to achieve our long-term objectives, in the beginning of fiscal year 2017, a principal objective of our executive officers was more immediate – to take the steps necessary to consummate the merger.  As part of the merger it was expected that certain of our executive officers would have a significant role with the proposed combined company, and others would have a diminished role or no role with the combined company and be entitled to change of control benefits.

The merger agreement also constrained our ability to engage in some of our routine executive officer compensation practices, such as:

►	granting performance-based restricted stock units (“PRSUs”);
►	granting equity awards with dividend equivalent rights or with change of control benefits;
►	entering into incentive cash bonus arrangements covering any period beyond December 31, 2016; and
►	generally increasing the compensation levels of our executive officers.

As a result of these restrictions, in August 2016 the Compensation Committee: (i) granted only service-based restricted stock unit awards (“RSUs”) without dividend equivalent rights and without change of control benefits to our executive officers; and (ii) approved a short-term incentive bonus plan covering only the first six months of the fiscal year.

Despite the complications associated with the merger, KLA-Tencor achieved Operating Margin Dollar performance in the first half of the year that was 19% above the midpoint of fiscal year 2016 results. This strong performance was reflected in a bonus payout multiple of 136%.

Executive Compensation Following the Termination of the Merger Agreement

Special long-term awards: Following the termination of the merger agreement, in November 2016, the Compensation Committee felt it was in the best interests of the Company and its stockholders to grant the executive officers special supplemental long-term incentive awards. The special awards served three purposes: (i) to retain key employees during an important transition period for the Company; (ii) reward executives for pivoting and reorienting priorities following termination of the merger agreement; and (iii) compensate executives for not receiving the types of compensation arrangements they normally would have received in August 2016 due to the restrictions in the merger agreement. Following termination of the merger agreement, the Compensation Committee also made the awards that were previously excluded from change of control benefits subject to change of control benefits.

Changes to bonus plan: In February 2017, the Compensation Committee also moved the executive officers to a short-term incentive bonus plan tied to calendar year goals.  The move to a calendar year incentive bonus plan as opposed to a fiscal year incentive bonus plan also better aligns executive compensation with the calendar year predictions of industry analysts.  As a result of this decision to adopt an incentive bonus plan covering the twelve months of calendar year 2017 rather than to adopt a six-month bonus plan covering the remainder of fiscal year 2017, the executive officers only received an incentive bonus covering performance for the first half of fiscal year 2017 during fiscal year 2017. The performance period for the incentive bonus covering the second half of fiscal year 2017 (as well as the first half of fiscal year 2018) will be completed on December 31, 2017.

Fiscal Year 2017 Highlights

Overall, despite the unique challenges presented by the events of the past year, KLA-Tencor delivered strong performance including double-digit sales and earnings growth. Below are some of the highlights for fiscal year 2017 and the percentage change from fiscal year 2016:

Total revenues	Net income	Diluted EPS	Cash flows from operations	Cash, cash equivalents and marketable securities	Non-GAAP operating margin[1]	Dividends and stock repurchases ($)	Service revenues ($)
(Dollars in thousands, except per share data)
$3,480,014	$926,076	$5.88	$1,079,665	$3,016,740	37.2%	$368,995	$776,080
Change from Fiscal Year 2016
16.6%	31.5%	31.0%	42.1%	21.1%	3.9%	(30.1)%	5.7%

Fiscal Year 2018

Fiscal year 2018 represents a return to prior compensation practices:

►

Bonus plan design will remain the same for fiscal year 2018; executives will receive a short-term incentive funded from balanced scorecard and Operating Margin Dollar achievement with an individual multiplier modifying payout. The use of a calendar year performance period will carry forward; the current short-term incentive cycle will end on December 31, 2017.

►

In fiscal year 2018, equity grants will return to the pre-merger design of even split between RSUs and PRSUs for NEOs other than the CEO. PRSUs will be tied to three-year Relative Free Cash Flow Margin.

►	Beginning in fiscal year 2018, our CEO’s long-term equity incentives will shift to a 40% RSU and 60% PRSU mix in order to reflect an increased emphasis on performance-based compensation.

KLA-TENCOR ’S EXECUTIVE COMPENSATION PROGRAM AT A GLANCE
Introduction	Named Executive Officers

This “Compensation Discussion and Analysis” section describes KLA-Tencor’s fiscal year 2017 executive compensation program, including the decisions made by the Board and its Compensation Committee during the year, the processes and tools that they used to reach those decisions, and a discussion of the compensation earned by KLA-Tencor’s “Named Executive Officers” (the CEO, the CFO and the three other most highly-compensated executive officers in fiscal year 2017), as presented in the section entitled “Executive Compensation Tables” below.

Our “Named Executive Officers” (or “NEOs”) for fiscal year 2017 were:

►Richard P. Wallace, President and CEO

►Bren D. Higgins, Executive Vice President and CFO

►Bobby R. Bell, Chief Strategy Officer

►Ahmad A. Khan, Executive Vice President, Global Products Group

►Brian M. Trafas, Senior Vice President, Global Customer Organization

Compensation Philosophy and Design Principles
Compensation Philosophy	Design Principles
Executive compensation should be designed to:	This philosophy is reflected in the following design principles:

►   Attract, retain and reward executives who contribute to the overall success of the Company by offering compensation packages that are competitive with those offered by other employers with which we compete for talent.

►   In addition to a competitive base salary, a substantial portion of the executives’ potential cash compensation is tied to a short-term incentive bonus plan that rewards corporate and individual achievement of challenging performance goals.

►   Achieve a balance and alignment between (i) performance-based compensation that rewards corporate and individual achievement and stockholder value creation, and (ii) compensation that supports our long-term employee retention efforts.

►  The program typically provides two types of long-term compensation: (i) performance-based awards, which provide additional compensation as a reward forachievement of corporate goals and which, if earned, include service-vesting requirements, and (ii) service-based awards with vesting conditioned only upon continued service.

_________________

1     Non-GAAP operating margin equals total revenues less cost of revenues, research and development expenses and selling, general and administrative expenses, but excluding expenses or benefits related to acquisitions, severance and merger-related items divided by total revenues.

Elements of Compensation
Element	Variability	Objective	How Established	FY17 Terms/Outcomes for NEOs
Short-term incentive plan (cash bonus) (Pages 37 to 40)	Performance- based	Offer a variable cash compensation opportunity based upon the level of achievement of challenging corporate goals, with adjustments based on individual performance.	Target payouts set by measuring total cash compensation against our compensation peer group. Corporate performance targets based on challenging operational goals.

Bonus funding from balanced scorecard and Operating Margin Dollar achievement versus goal for the six months ended December 31, 2016 was 136% of target. Individual performance multipliers ranged from 100% to 120%.

PRSUs (Pages 40 to 41)	Performance- based and value tied to stock price

Align long-term management and stockholder interests and strengthen retention with four-year vesting provisions. PRSUs provide opportunity based upon the level of achievement of challenging corporate goals. RSUs offer some certainty and create long-term retention.

Target total value of annual awards set using market data (reviewed against our compensation peer group for competitiveness) and the executive officer’s responsibilities, contributions and criticality to ongoing success. Additional awards may be granted when necessary to remain competitive with the marketplace.

Our CEO’s Fiscal year 2017 PRSUs tied to three-year Relative Free Cash Flow Margin. Earned shares vest 100% at three years after grant date.
RSUs (Page 42)	Value tied to stock price			Fiscal year 2017 RSUs vest 25% per year over four years.
Base salary (Page 42)	Fixed	Provide a competitive fixed component of compensation that, as part of a total compensation package, enables us to attract and retain top talent.	Reviewed against executive officer’s skill, experience and responsibilities, and for competitiveness against our compensation peer group.	Only Mr. Higgins received a salary increase during fiscal year 2017.
Other compensation (Pages 43 to 44)	Primarily fixed	Provide competitive employee benefits. We do not view this as a significant component of our executive compensation program.	Reviewed for competitiveness against our compensation peer group.	No significant changes to fiscal year 2016 program.

Key Pay Practices in Our Executive Compensation Program and Last Year’s “Say on Pay” Vote

Investor feedback is an important input to us in the design of our executive compensation program. We hold an annual “Say on Pay” advisory vote, with approximately 96% of the votes cast at our 2016 Annual Meeting voting “FOR” approval of our NEO compensation.

We strive to follow good governance practices and align compensation with the shareholder experience. Our executive compensation program is designed to incorporate the following key pay practices and inputs:

What We Do

A significant percentage of our NEOs’ cumulative annual target compensation is in the form of performance-based annual bonuses and, in most years, performance share awards (or “PRSUs”), tied to challenging metrics that are key to the growth and profitability of the Company’s business and promote alignment between executive and stockholder economic interests:

►

Different metrics in short- and long-term incentive plans: We use different metrics for our cash bonus program (Operating Margin Dollar achievement[2] and corporate balanced scorecard assessment) and our PRSUs (free cash flow margin relative to an industry peer group)

►	Long-term incentive alignment: Equity awards typically vest over four years and, in addition, PRSUs are tied to a three-year performance period

►	Stock ownership guidelines: We impose stock ownership guidelines on all executive officers and directors

►	Claw-backs: We maintain a “claw-back” policy that enables us to recover performance-based compensation in the event of a significant restatement of our financial results

►	Compensation consultant: The Compensation Committee retains and regularly consults with an independent compensation consultant to advise on our executive compensation program and practices

Independence: Executive compensation decisions for Mr. Wallace are made by independent Board members and for all other executive officers by the Compensation Committee, which is comprised of independent Board members

What We Don’t Do

►	Hedging: We prohibit officers, directors and employees from hedging against our stock

►	Single-trigger change in control: We only offer “double trigger” change of control benefits

►	Gross-ups: We completely eliminated tax gross-up provisions from the Original Severance Plan in 2016

►	Perquisites: It is our policy to strictly limit the use and value of perquisites

Short-Term Incentive Bonus Plan

Performance Metrics

We use Operating Margin Dollar achievement as a key performance metric in our fiscal year 2017 six-month bonus plan (the “Bonus Plan”) because we believe that it reflects a number of important competitive and business elements such as product acceptance, market share and cost discipline, and is therefore a very good barometer of our overall performance. Payouts under the Bonus Plan are also determined in part by a “balanced scorecard” rating awarded by the Compensation Committee, which is designed to measure our progress based on financial and non-financial metrics related to operational excellence, customer focus, growth and talent management, as well as individual performance multipliers assigned to each executive based on his or her contributions. The use of the balanced scorecard is designed to ensure that the quality of our operating results is high and that those results support the sustainability of our business model. The scorecard is tracked throughout the year by the Compensation Committee, and then formally reviewed by the Compensation Committee and the Board following the conclusion of the fiscal year for assessment of the Company’s success in achieving its annual strategic goals.

For fiscal year 2017, the goals and objectives were set at levels that the Compensation Committee believed would be challenging to achieve based on historical and anticipated performance and the then-prevailing macroeconomic conditions. While many of the metrics are quantitative in nature, some are qualitative and, therefore, introduce a degree of judgment into the bonus determination process. We believe that the balanced scorecard’s use of broad measures of financial and strategic success closely aligns the interests of our executive officers with those of our stockholders. This structure of using both Operating Margin Dollar achievement and the balanced scorecard is intended to ensure that bonus payouts not only reflect the Company’s achievement of specific levels of Operating Margin Dollars, but also the level of management performance necessary to continue to achieve those results over the long term.

_________________

[2]

For our fiscal year 2017 short-term incentive bonus plan, “Operating Margin Dollar achievement” represents our total revenues less total costs of revenues, research and development expenses and selling, general and administrative expenses, but excluding expenses related to acquisitions, severance and merger-related items.

The payout formula under the Bonus Plan was structured as follows:

Plan Design and Payout

Our Bonus Plan was structured to pay out 100% of each executive’s target bonus amount if we successfully achieved our target level of Operating Margin Dollar performance. Under the Bonus Plan, we were required to achieve a threshold level of Operating Margin Dollar achievement in order for the Bonus Plan to be funded.’3 Upon achievement of that threshold level, a participant’s actual bonus amount is then determined based upon a bonus payout grid, with Operating Margin Dollar achievement as the variable along one axis and, on the other axis, the score awarded to the Company by the Compensation Committee based upon its assessment of the Company’s performance as measured against a defined “balanced scorecard.”

The Compensation Committee set the target Operating Margin Dollar achievement at $500 million for the six-months ended December 31, 2016, which was significantly above the midpoint of the comparable target for fiscal year 2016 ($390 million), and at a level that it believed was challenging to achieve based on our performance in fiscal year 2016 ($995 million) taken together with our outlook for the first six months of fiscal year 2017.  Our Operating Margin Dollar achievement for the first six months of fiscal year 2017 was $593 million, a level that was significantly above the target and represented a 19% increase over the midpoint of fiscal year 2016 results.

_________________

[3]

The satisfaction of this pre-determined threshold level of Operating Margin Dollar achievement would trigger full funding of the Bonus Plan, and each participant’s maximum potential bonus opportunity, for purposes of Section 162(m) of the Internal Revenue Code.

With respect to the balanced scorecard assessment, the Compensation Committee reviewed our achievement of strategic objectives of Operational Excellence, Customer Focus, Growth, and Talent Management – which were assessed as follows:

Objectives	Assessment
Operational Excellence

The Compensation Committee considered the Company’s performance against its operational plan of record, management of fixed costs, business model performance, management of assets and key product distribution metrics. In doing so, the Compensation Committee reviewed order levels, new product introductions, expense fluctuations across different operations, inventory levels, cycle times and on-time delivery

Customer Focus

The Compensation Committee assessed the Company’s success in terms of market share, customer satisfaction, product differentiation and customer collaboration. This process included a review of the Company’s market position across divisions, competitive environment, feedback and recognition from customers, and next generation product and technology collaboration efforts

Growth	The Compensation Committee reviewed the Company’s absolute and relative growth, its rate of product adoption, and its positioning for future growth
Talent Management

The Compensation Committee assessed the Company’s success in acquiring, developing and retaining top talent, as well as demonstrating solid employee engagement. This assessment included a review of the Company’s turnover and early career hiring

They then evaluated performance on a scale of 1 to 5, with “1” corresponding to “opportunity for improvement,” and “5” corresponding to “exceptional.” The Compensation Committee awarded the Company a balanced scorecard rating of “4” (“outstanding”), based on its assessment of our overall performance against our strategic goals during the first six months of the fiscal year. That combination resulted in a funding, before individual multipliers, of 136% of target bonuses under the Bonus Plan.

The Bonus Plan was structured so that, for each level of Operating Margin Dollar performance, the maximum payout would be reasonable relative to our financial results. The following examples highlight the possible funding levels at different levels of our performance, before applying individual multipliers.

Level of Operating Margin Dollars	Funding Level Details
Less than $125 million	►No payouts would be made under the Bonus Plan if the Company achieved Operating Margin Dollars of less than $125 million
$125 million (threshold)	►Maximum bonus funding level equal to 38% of the executive officers’ target bonuses, only achievable if the Compensation Committee awarded the Company a balanced scorecard score of 5 (“exceptional”)
$500 million (target)

►Target level of Operating Margin Dollars of $500 million significantly exceeded 50% our operating margin dollar performance for the prior fiscal year

►Maximum bonus funding level equal to 150% of the executive officers’ target bonuses, only achievable if the Compensation Committee awarded the Company a balanced scorecard score of 5

►The Bonus Plan would have funded at 100% of the executive officers’ target bonuses if the Compensation Committee awarded the Company a balanced scorecard score of 3+

$895 million (maximum)

►Operating Margin Dollars of $895 million would have surpassed any six-month period in our history

►Maximum bonus funding level equal to 200% of the executive officers’ target bonuses if the Compensation Committee awarded the Company a balanced scorecard score of 1+ (“primarily meets expectations”) or above

►Minimum bonus funding level equal to 160% of the executive officers’ target bonuses if the Compensation Committee awarded the Company a balanced scorecard score of 1 (“opportunity for improvement”)

Individual Multiplier

The Bonus Plan also contains an element of individual performance assessment. The Compensation Committee retains the discretion to increase or decrease each executive officer’s bonus amount based on the officer’s individual performance by applying an “individual performance multiplier” of between 80% and 120%. Following the completion of the first six months of fiscal year 2017, the Compensation Committee conducted a performance assessment of each executive officer, with input from Mr. Wallace (except with respect to his own compensation), based on the executive officer’s leadership skills, experience and performance, and established the individual performance multipliers for the NEOs set forth in the table below.

The following table presents each NEO’s target bonus (as a percentage of base salary and in dollars, based on actual salary paid during the year), as well as the bonus payout multiple generated by the Bonus Plan’s payout grid, based on our performance, the individual performance multiplier assigned to the NEO and the actual bonus amount paid to the officer. The bonus earned during fiscal year 2017 covered only the first half of the fiscal year.

Name	Officer’s Target Bonus Award Under Bonus Plan (as a Percentage of Base Salary Paid During First Six Months of FY2017) (1)	Officer’s Target Bonus Award Under Bonus Plan ($)	Payout Multiple Based on Company Performance (Operating Margin Dollars and Balanced Scorecard)	Individual Performance Multiplier Assigned by Compensation Committee for First Six Months of FY17	Actual Bonus Payout Under Bonus Plan ($)	Actual Bonus Payout as a Percentage of Target Bonus
Richard P. Wallace	75%	675,000	136%	120%	1,100,790	163%
Bren D. Higgins	45%	209,077	136%	120%	340,963	163%
Bobby R. Bell	45%	225,000	136%	100%	305,775	136%
Ahmad A. Khan	45%	213,750	136%	120%	348,583	163%
Brian M. Trafas	40%	160,000	136%	110%	239,184	150%

(1)

The amounts in this column represent the applicable NEO’s target bonus (stated as a percentage of the officer’s base salary paid through the first six months of fiscal year 2017). Under the Bonus Plan, this percentage, when multiplied by (a) the payout percentage determined by the Bonus Plan’s bonus payout grid based on the Company’s performance, and (b) the NEO’s individual performance multiplier assigned by the Compensation Committee based on the officer’s performance, generated the officer’s actual bonus payment amount.

Long-Term Incentives – PRSUs

Fiscal Year 2017 Award

Due to the restrictions in the merger agreement with Lam Research, we were not permitted to grant our NEOs PRSUs during the time of the fiscal year in which those awards are typically granted. After the merger agreement was terminated, the Compensation Committee determined to make special supplemental equity award grants to the NEOs, however, only our CEO received a PRSU as part of his special supplemental grants. The CEO’s fiscal 2017 PRSU is tied to the Company’s free cash flow margin relative to its 19 industry peer group companies for the 12 quarters ending September 30, 2019. Our free cash flow margin for 12 quarters ending September 30, 2019 will be calculated as the Company’s cumulative free cash flow (cash flow provided by operations, less capital expenditures), divided by cumulative revenues (“Relative Free Cash Flow Margin”), and that number will be compared against each company in the Company’s industry peer group for the 12-quarter period ending on or before September 30, 2019. A determination will be made after September 30, 2019, based on the Company’s percentile performance against its industry peer group, regarding the percentage of the fiscal year 2017 PRSUs that will have been earned. We believe that the Relative Free Cash Flow Margin metric is a key measure of our long-term performance and stockholder value creation. Our ability to generate cash from operations is essential to fund the expansive research and development efforts that are instrumental to our long-term success, as well as our efforts to return cash to stockholders. The relative nature of the metric ensures that the Company’s performance must compare favorably to our industry peer group companies for shares to be earned. To the extent that we and/or one of our industry peer group companies completes a significant acquisition, the results of operations of the significant acquisition will be subtracted from our results and/or the results of our industry peer group company that completed the acquisition beginning in the first full quarter immediately following such acquisition, based on the results of the acquired company for the last four quarters of operations for which financial data is publicly available. The CEO’s fiscal year 2017 PRSU vests 100% after three years.

The following example highlights the possible payouts under the CEO’s fiscal year 2017 PRSU grant at different levels of Company performance:

Level of Relative Free Cash Flow Margin Performance	PRSU Payout Details
Less than 30th percentile	►No shares will be eligible to vest under the fiscal year 2017 PRSU if we achieve a Relative Free Cash Flow Margin below the 30th percentile
30th percentile (Threshold)	►25% of the target number of shares achievable under this award will become eligible to vest if we achieve a Relative Free Cash Flow Margin equal to the 30th percentile
55th percentile (Target)

►Target performance level will require strong performance relative to our industry peer group and is therefore considered challenging

►100% of the target number of shares achievable under the award will become eligible to vest if we achieve a Relative Free Cash Flow Margin equal to the 55th percentile

75th percentile or above (Maximum)

►Maximum performance level will require significant performance relative to the Company’s industry peer group and is therefore considered very challenging

►125% of the target number of shares achievable under this award will become eligible to vest if we achieve a Relative Free Cash Flow Margin equal to the 75th percentile or above

Payout will be interpolated if actual results fall between two of the defined percentile measurement points above.

The following table sets forth the minimum, target and maximum shares achievable by our CEO with respect to the PRSU award comprising his annual equity award for fiscal year 2017:

Name	Type of Grant	Minimum Shares	Target Shares	Maximum Shares
Richard P. Wallace	Special Grant (PRSU)	0	33,454	41,817

Fiscal Year 2015 PRSUs – Performance Criteria Satisfaction Determination

The fiscal year 2015 PRSUs are tied to the three-year Relative Free Cash Flow Margin over fiscal years 2015, 2016 and 2017. As a result, after the completion of fiscal year 2017, the Compensation Committee determined the extent to which the fiscal year 2015 PRSUs had been earned. The awards were paid out based on the formula set at the beginning of fiscal year 2015. The terms of the fiscal year 2015 PRSUs, including the target performance and payout level, actual results and vesting schedule, are summarized in the following table:

Terms of Fiscal Year 2015 PRSUs	Threshold	Target Level	Maximum Level	Actual Results
Relative Free Cash Flow Margin Performance	30th percentile	55th percentile	75th percentile	71st percentile
Payout Level (as a percentage of target shares)	25%	100%	125%	117%
Vesting Schedule

Fifty percent (50%) of the earned shares were issued in August 2017 (when the performance criteria was determined to have been satisfied), and the remaining fifty percent (50%) will vest on the four-year anniversary of the grant date of the award, subject to the individual’s continued employment.

The following table sets forth the minimum, target and maximum shares achievable by each NEO, as well as the actual number of shares earned by each NEO, with respect to the fiscal year 2015 PRSUs (this table does not include the NEOs’ fiscal year 2015 RSUs, which are listed in the section of this Proxy Statement entitled “Outstanding Equity Awards at Fiscal Year End”):

Name	Type of Grant	Minimum Shares	Target Shares	Maximum Shares	Actual Shares Earned
Richard P. Wallace	Annual PRSU	0	44,000	55,000	51,480
Bren D. Higgins	Annual PRSU	0	9,150	11,437	10,705
Bobby R. Bell	Annual PRSU	0	14,650	18,312	17,140
Ahmad A. Khan	Annual PRSU	0	9,150	11,437	10,705
Brian M. Trafas	Annual PRSU	0	7,350	9,187	8,599

Long Term Incentives –RSUs for Fiscal Year 2017

Each NEO received at least two RSU grants during fiscal year 2017, an annual grant in August 2016 and one or more special supplemental grants following the termination of the merger agreement with Lam Research. The Compensation Committee typically approves annual grants to NEOs consisting of an RSU that vests 25% each year over four years and a PRSU with the same target number of shares as the RSUs that vests 50% on the third anniversary of the date of grant and 50% on the fourth anniversary of the date of grant. In fiscal 2017, because of the restrictions on granting PRSUs contained in the merger agreement, the Compensation Committee could not grant PRSUs in August 2016. Instead, the Compensation Committee granted a supplemental RSU award of the same size as the normal annual award so that 100% of the target long-term incentive compensation granted in August 2016 consisted of RSUs.

In addition, due to the reasons discussed in “Executive Compensation During the Pendency of the Merger Agreement” above, the Compensation Committee also determined that it was in the best interests of the Company and its stockholders to realign executive officers with long-term objectives and the shift in priorities following termination of the merger by making supplemental equity grants to the NEOs. The size of each NEO’s annual equity award represents the target equity value that the Compensation Committee aims to deliver to the NEO as part of their total target annual compensation. In setting the target equity value for each NEO’s annual equity award, the Compensation Committee referred to the data and factors described under the section entitled “Compensation Committee Decision Making – Approval Procedures Overview and Market Data” below. In determining the size of the supplemental equity awards, the Compensation Committee considered the target value that it believed it needed to provide to refocus the NEOs on achievement of the Company’s long-term objectives following the termination of the merger agreement.

The following table sets forth the annual and special RSU grants for each NEO in fiscal year 2017:

Name	Type of Grant	Shares
Richard P. Wallace	Annual Grant	82,700
	Special Grant	33,454
Bren D. Higgins	Annual Grant	20,700
	Special Grant	30,109
Bobby R. Bell	Annual Grant	27,600
	Special Grant	26,764
Ahmad A. Khan	Annual Grant	20,700
	Special Grant	20,073
Brian M. Trafas	Annual Grant	13,800
	Special Grant	5,353
	Special Grant	7,100

Base Salary

The Compensation Committee annually reviews the base salaries of the executive officers as part of its overall compensation review, and considers the competitive market analysis of the Company’s industry peer group each year in determining whether to make an adjustment to the base salary for each NEO. The salaries of our NEOs were unchanged from fiscal year 2016, with the exception of an 11% increase for Mr. Higgins to improve his overall competitive positioning. For fiscal year 2017, the Compensation Committee approved the base salaries set forth in the table below.

Name	Annual Base Salary Rate Approved for Fiscal Year 2017 ($)
Richard P. Wallace	900,000
Bren D. Higgins	500,000
Bobby R. Bell	500,000
Ahmad A. Khan	475,000
Brian M. Trafas	400,000

Perquisites and Other Compensation

We make only nominal use of perquisites in compensating our executive officers. All of our executive officers are entitled to receive Company-provided professional financial services. These services include tax planning, preparation and filing, as well as financial and estate planning services, up to a maximum cost of $20,000 per calendar year, and are provided in order to allow our executive officers to devote their fullest attention to our business and to help ensure that their tax returns comply with IRS requirements.

In addition, our executive officers are eligible to participate in our 401(k) plan (including a Company matching contribution on employee 401(k) plan contributions), employee stock purchase plan and the other employee benefit plans sponsored by us on the same terms and conditions that are generally available to other full time employees.

Severance Benefits and Change of Control Agreements

We currently have two plans that provide certain compensation and benefits in the event that a participant’s employment with the Company terminates under certain defined circumstances: our Executive Severance Plan, adopted in 2006 (the “Original Severance Plan”), and our 2010 Executive Severance Plan (the “2010 Severance Plan”). During fiscal year 2017, Mr. Wallace was a participant under the Original Severance Plan, and Messrs. Higgins, Bell, Khan and Trafas were participants under the 2010 Severance Plan. As part of a routine assessment of competitive market practices for executive severance benefits, the Board approved amendments to the Original Severance Plan and 2010 Severance Plan in September 2015 to make certain amendments. In October 2016, the Committee approved amendments to the Original Severance Plan to eliminate certain tax gross-up provisions. For further information about these plans and the amendments, please see the section of this Proxy Statement entitled “Potential Payments Upon Termination or Change of Control.”

We believe the Original Severance Plan and the 2010 Severance Plan are important for the long-term retention of our senior executives and enhance their commitment to the attainment of our strategic objectives. The benefits provided under our severance plans will allow the participating executives to continue to focus their attention on our business operations and strategic plans without undue concern over their own financial situation during periods when substantial disruptions and distractions might otherwise prevail. We believe that the benefits provided under our severance plans are fair and reasonable in light of the level of dedication and commitment the participating executive officers have rendered the Company, the contribution they have made to our growth and financial success, and the value we expect to receive from retaining their services, including during challenging transition periods in connection with a change of control.

Deferred Compensation

We maintain an Executive Deferred Savings Plan, a nonqualified deferred compensation plan, which enables eligible employees to defer all or a portion of certain components of their compensation, with no Company match. For further information, please see the section of this Proxy Statement entitled “Nonqualified Deferred Compensation.” We do not provide any defined benefit pension benefits or any other retirement benefits to NEOs, other than the 401(k) plan generally available to employees and the executive retiree medical program described below.

Executive Retiree Medical Program

We have established a retiree medical program to offer continued health benefits to certain current senior executive officers. To be eligible, an executive must be at least 55 years old with ten years of service with the Company, and must be in good standing with us at the time of retirement. Eligible executives are entitled to participate until age 65 and must pay the full cost of the premium. Participation in this program is limited to the Company’s Section 16 executive officers as of February 2011. The benefits described above shall be referred to herein as the “Executive Retiree Medical Benefits.” As of June 30, 2017, the only NEOs potentially eligible to participate in this program were Messrs. Wallace and Bell. No future participants (other than the current participants, to the extent they eventually become eligible to participate in the program) are allowed into the program.

Stock Ownership Guidelines; Policy Regarding Hedging

In November 2008, our Board adopted revised stock ownership guidelines applicable to our executive officers. Under that policy, our executives are expected to own KLA-Tencor Common Stock having a minimum value, denominated as a multiple of their annual base salaries, as follows:

Title	Shares
Chief Executive Officer	Value of at least four times annual base salary
Executive Vice President / Senior Vice President	Value of at least two times annual base salary

Unearned PRSUs do not count for purposes of measuring compliance with the ownership guidelines. The value of outstanding RSUs and PRSUs for which the performance-based vesting criteria have been achieved but for which the service-based vesting criteria have not yet been satisfied is included in measuring compliance. Each executive officer, once he or she has served in a position listed above for at least four years, is expected to comply with these guidelines. With respect to our CEO, the Compensation Committee conducts an annual review to assess compliance with the guidelines. Vice Presidents’ compliance is evaluated by the CEO. As of the Record Date, each of our NEOs was in compliance with this stock ownership requirement.

Under our Policy on Insider Trading and Unauthorized Disclosures, our directors and employees (including our NEOs) are not permitted to engage in short sales of our securities or any hedging or derivative securities transactions relating to our securities.

Compensation Committee Decision Making – Approval Procedures Overview and Market Data

The Compensation Committee takes a broad-based approach in evaluating and making decisions with respect to executive compensation. The charter of the Compensation Committee gives the Compensation Committee full authority for determining the compensation of our executive officers, other than the Chief Executive Officer, for whom the Compensation Committee makes recommendations to the Independent Board Members for approval.

Advisor to the Compensation Committee

The Compensation Committee retains Semler Brossy Consulting Group, LLC (“Semler Brossy”), an independent compensation consultant, to provide the Compensation Committee with independent, objective analysis and advice on executive compensation matters. Semler Brossy reports directly to the Chair of the Compensation Committee and performs no other work for the Company.

Semler Brossy generally attends all meetings of the Compensation Committee in which evaluations of the effectiveness of overall executive compensation programs are conducted or in which compensation for executive officers is analyzed or approved. During fiscal year 2017, Semler Brossy’s duties included providing the Compensation Committee with relevant market and industry data and analysis, as well as preparing and reviewing materials for the Compensation Committee’s meetings. In fulfilling these duties, Semler Brossy met, as needed and at the direction of the Compensation Committee, with our Chief Executive Officer, Senior Vice President of Human Resources and other executive officers and members of our Human Resources department.

The Compensation Committee determined that the work of Semler Brossy in fiscal year 2017 did not raise any conflicts of interest.

Approval Procedures

During multiple meetings (both with and without Company management present) and with the assistance of Semler Brossy, the Compensation Committee engaged in extensive deliberation in developing the fiscal year 2017 executive compensation program, seeking to establish compensation packages and target performance levels aimed at rewarding strong financial performance and long-term success of the Company. The Compensation Committee’s deliberations for all executive officers took into account a broad range of market data (described below), individual performance reviews and total compensation reports for each officer, the historically cyclical nature of our business, internally appropriate levels and targets relative to the officer’s role, and initial package recommendations from Semler Brossy and management. With regard to our Bonus Plan and the supplemental PRSUs to our CEO, the proposed financial metrics and payout percentage recommendations were developed by management and approved by the Compensation Committee, with review and guidance from Semler Brossy.

With respect to the Chief Executive Officer’s compensation, the Compensation Committee considered recommendations prepared by Semler Brossy. Following extensive deliberation, the Compensation Committee recommended Mr. Wallace’s proposed fiscal year 2017 target compensation opportunities and supplemental PRSU and RSU grants to the Independent Board Members. The Independent Board Members then discussed and, in August 2016 and November 2016, respectively, approved Mr. Wallace’s fiscal year 2017 target compensation opportunities, RSU and supplemental PRSU and RSU grants as recommended. Mr. Wallace was not present and did not participate in the discussions regarding his own compensation.

For the other NEOs, the Compensation Committee, after considering the performance reviews and recommendations of Mr. Wallace, as well as extensive comparative compensation data provided by Semler Brossy, approved the target compensation opportunities, RSU and supplemental RSU grants for the other NEOs in August 2016 and November 2016, respectively.

In each case, when establishing each element of compensation and the overall target compensation opportunities for the NEOs, the Compensation Committee and the Independent Board Members exercised their judgment based upon the data provided, and no specific formula was applied to determine the weight of each data point.

Market Data

Our ability to continue to attract and retain outstanding contributors, including our core executive team, is essential to our continuing success. Therefore, the Compensation Committee reviews a number of different data sources (including the Company’s industry peer group and broader market data) to assess whether we are offering compensation opportunities that are competitive with those offered by other employers seeking to attract the same talented individuals.

The industry peer group is comprised of U.S. publicly traded companies in the semiconductor and semiconductor equipment industries that had at least 0.3x the Company’s trailing four-quarter revenues and at least 0.2x the Company’s 200-day average market capitalization value. Additionally, the peer group is reviewed to remove companies that we feel are too large to provide meaningful comparison.

Below is the list of industry peer group companies used in developing our fiscal year 2017 program:

Advanced Micro Devices, Inc.	First Solar, Inc.	Microchip Technology, Inc.	Skyworks Solutions, Inc.
Analog Devices, Inc.	Lam Research Corporation	Micron Technology, Inc.	SunPower Corporation
Applied Materials, Inc.	Linear Technology Corporation (1)	Microsemi Corporation	Teradyne, Inc.
Broadcom Ltd.	Marvell Technology Group Ltd.	NVIDIA Corporation	Texas Instruments Incorporated
Cree, Inc.	Maxim Integrated Products, Inc.	ON Semiconductor Corporation	Xilinx, Inc.

_________________

(1)	Acquired by Analog Devices in March 2017.

The Compensation Committee periodically reviews and, as appropriate, may approve changes to the list. For fiscal year 2018, the Compensation Committee decided to remove SunPower and SunEdison due to the companies no longer having the relevant financials for comparison. Linear Technology was also removed due to the completion of the merger with Analog Devices. In addition, the Compensation Committee added Qorvo and Cypress Semiconductor to the peer group list as both are relevant comparators in the semiconductor space.

When assessing our fiscal year 2017 program, the Compensation Committee reviewed information developed by Semler Brossy regarding the compensation levels, programs and practices of our industry peer group to obtain comparative data and identify compensation trends and practices.

Though the Compensation Committee referred to percentile data in its analysis, as well as allocations between annual and long-term compensation, the Compensation Committee did not employ specific equations for determining compensation amounts based on such data. Rather, the Compensation Committee’s emphasis was on establishing compensation packages for the executive officers that would be competitive with those offered by other employers, appropriately reflect each executive officer’s skill set and experience, drive performance and encourage retention of top performers.

Tax Considerations

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) disallows an income tax deduction to publicly-traded companies for compensation paid to the CEO and the three other highest paid executive officers (other than the CFO) for compensation that exceeds $1.0 million per officer in any taxable year, unless the compensation qualifies as “performance-based compensation” within the meaning of Section 162(m). Our 2004 Equity Plan is structured to allow the Compensation Committee the ability to approve awards under the 2004 Equity Plan to these executive officers that could qualify as performance-based compensation under Section 162(m).

Our Bonus Plan is a cash incentive plan structured in a manner to allow us to qualify all or part of the compensation earned under that plan as performance-based compensation under Section 162(m) and take a corporate income tax deduction for all amounts paid thereunder.

Notwithstanding the design of the 2004 Equity Plan and the Incentive Bonus Plan, the Compensation Committee retains the discretion to determine whether to grant awards under our 2004 Equity Plan or our Incentive Bonus Plan that qualify as performance-based compensation under Section 162(m). The Compensation Committee believes that the potential deductibility of the compensation payable under our executive compensation program should be only one of a number of relevant factors taken into consideration when establishing the program, and not the sole or primary factor. We may from time to time pay compensation or grant equity awards to our executive officers that may not be deductible when, for example, we believe that such compensation is appropriate and in the best interests of our stockholders, after taking into consideration changing business conditions and/or the executive officer’s performance.

Claw-back Policy

We maintain a claw-back policy, which is set forth in the Compensation Committee’s charter. This policy provides that in the event of a significant restatement of financial results resulting from fraud, misconduct, material non-compliance or material errors, the Compensation Committee may direct that the Company recover all or a portion of performance-based compensation, including bonuses and long-term incentive awards, made to executive officers during the restatement period. This direction may be made by the Compensation Committee in its sole discretion, as long as the Compensation Committee is acting in good faith and in compliance with applicable laws. The policy states that the amount to be recovered from an executive officer will be the amount by which the performance-based compensation exceeded the amount that would have been payable to the executive officer had the financial statements been initially filed as restated. However, the Compensation Committee has the discretion to direct the Company to recover any different amount (including the entire award) that the Compensation Committee may determine. In addition, the Compensation Committee may, in its discretion, recover different amounts from different executive officers on any basis as the Compensation Committee deems appropriate and, to the extent it determines to seek any such recovery, has full discretion regarding the form of such recovery. More information regarding this policy is contained in the Compensation Committee’s charter, which is available on our Investor Relations website at http://ir.kla-tencor.com.

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that KLA-Tencor specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on that review and its discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

MEMBERS OF THE COMPENSATION COMMITTEE

Kevin J. Kennedy, Chairman

Edward W. Barnholt

Gary B. Moore

Robert A. Rango

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table sets forth certain summary information concerning the compensation earned for services rendered in all capacities to the Company and its subsidiaries for the fiscal years ended June 30, 2017, 2016 and 2015 by our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers in fiscal year 2017 who were serving as executive officers as of June 30, 2017. The individuals named in the table below are referred to as our “Named Executive Officers” or “NEOs.”

Name and Principal Position	Year	Salary ($) (1)	Stock Awards ($) (2)		Non-Equity Incentive Plan Compensation ($) (1) (3)	All Other Compensation ($) (4)	Total ($)
(a)	(b)	(c)	(d)		(e)	(g)	(h)
Richard P. Wallace	2017	900,000	10,975,987	(5)	1,100,790	1,602,473	14,579,250
President & Chief	2016	934,615	5,501,505	(6)	4,205,769	1,984,664	12,626,553
Executive Officer	2015	900,000	6,303,440	(7)	1,153,845	25,613	8,382,898
Bren D. Higgins	2017	482,308	3,755,594		340,963	253,227	4,832,092
Executive Vice President &	2016	457,693	1,376,675	(6)	1,098,462	255,640	3,188,470
Chief Financial Officer	2015	390,385	1,310,829	(7)	279,640	6,001	1,986,855
Bobby R. Bell	2017	500,000	3,997,703		305,775	728,637	5,532,115
Chief Strategy Officer	2016	519,231	1,833,835	(6)	1,401,923	650,006	4,404,995
	2015	488,462	2,098,759	(7)	322,062	128,709	3,037,992
Ahmad A. Khan	2017	475,000	2,998,278		348,583	411,995	4,233,856
Executive Vice President,	2016	478,846	1,376,675	(6)	1,095,935	372,648	3,324,104
Global Products Group	2015	395,192	1,310,829	(7)	241,265	107,316	2,054,602
Brian M. Trafas	2017	400,000	2,003,867		239,184	308,666	2,951,717
Senior Vice President,
Global Customer Organization

(1)

Includes amounts deferred under our 401(k) plan, a tax-qualified deferred compensation plan under Section 401(k) of the Internal Revenue Code, and our EDSP, a nonqualified deferred compensation program available to the executive officers and certain other employees.

(2)

The amounts shown in column (d) represent the aggregate grant date fair value of all RSUs and PRSUs awarded to the particular executive officer during the applicable fiscal year. For further discussion regarding the assumptions used in calculating the grant date fair value for RSUs and PRSUs, please refer to Note 1 to the Company’s consolidated financial statements in Item 8 of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2017, filed with the SEC on August 4, 2017.

Certain of the RSUs and PRSUs granted in fiscal year 2017 were issued with dividend equivalent rights. These dividend equivalent rights entitle the recipient to receive credits, payable in cash or additional shares of our Common Stock, equal to the cash dividends that would have been received on the shares of our Common Stock had the shares been issued and outstanding on the dividend record date. The dividend equivalents would only be paid to the recipient upon vesting or settlement of the underlying award (including satisfaction of any performance-vesting criteria associated with any PRSUs).

With respect to RSUs (i.e., awards issued with only service-based vesting criteria and no performance-based vesting criteria), the grant date fair value of each such RSU has been computed in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718, referred to in this Proxy Statement as ASC 718. The ASC 718 grant date fair value of each RSU award was calculated based on the closing fair market value of our Common Stock on the grant date (reduced, with respect to awards granted without dividend equivalent rights, by the present value of estimated forgone dividends over the vesting period).

With respect to PRSUs (i.e., awards issued with both service-based and performance-based vesting criteria), the grant date fair value of each such award has been computed in accordance with ASC 718 based on the probable outcome (determined as of the grant date) of the performance-based conditions applicable to the awards and the closing fair market value of our Common Stock on the grant date (reduced, with respect to awards granted without dividend equivalent rights, by the present value of estimated forgone dividends over the vesting period). For more information regarding specific awards, please refer to footnotes (5), (6) and (7) to this Summary Compensation Table.

We did not grant any stock options to any of the NEOs during fiscal years 2017, 2016 or 2015.

(3)	The amounts shown in column (e) for fiscal years 2017, 2016 and 2015 reflect the payments earned by each NEO under our short-term cash incentive plan for the applicable fiscal year.

(4)	The amounts presented in column (g) consist of the following:

For the fiscal year ended June 30, 2017:

Name	Company Matching Contribution to 401(k) Plan ($)	Company-Paid Financial Planning and Tax Preparation Costs ($)	Term Life Insurance Premium ($)	Dividend Equivalents Paid in Fiscal Year 2017 ($)	Total ($)
Richard P. Wallace	4,000	19,715	2,376	1,576,382	1,602,473
Bren D. Higgins	4,000	19,538	1,265	228,424	253,227
Bobby R. Bell	4,000	19,715	1,320	703,602	728,637
Ahmad A. Khan	4,000	19,715	1,254	387,026	411,995
Brian M. Trafas	4,000	—	1,056	303,610	308,666

The PRSUs and certain of the RSUs granted in fiscal year 2017 were granted with dividend equivalent rights. These dividend equivalent rights entitle the recipient to receive credits, payable in cash or additional shares of our Common Stock, equal to the cash dividends that would have been received on the shares of our Common Stock had the shares been issued and outstanding on the dividend record date. The dividend equivalents would only be paid to the recipient upon vesting or settlement of the underlying award (including satisfaction of any performance-vesting criteria associated with PRSUs). In November 2014, our Board declared a special cash dividend of $16.50 per share on our outstanding Common Stock, which was substantially paid in December 2014. In connection with the special cash dividend, our Board and Compensation Committee approved an equitable and proportionate adjustment to the then-outstanding equity awards (RSUs and PRSUs) under the 2004 Equity Plan, as required by the 2004 Equity Plan that will be paid subject to the vesting requirements of the underlying awards. During fiscal year 2017, we paid dividend equivalents, including the amounts associated with the special cash dividend described above, in cash only.

For the fiscal year ended June 30, 2016:

Name	Company Matching Contribution to 401(k) Plan ($)	Company-Paid Financial Planning and Tax Preparation Costs ($)	Term Life Insurance Premium ($)	Dividend Equivalents Paid in Fiscal Year 2017 ($)	Total ($)
Richard P. Wallace	4,000	19,505	1,440	1,959,719	1,984,664
Bren D. Higgins	4,000	11,104	1,272	239,264	255,640
Bobby R. Bell	4,000	19,505	1,440	625,061	650,006
Ahmad A. Khan	4,000	9,776	1,332	357,540	372,648

The PRSUs and RSUs issued to the NEOs in fiscal year 2016 were granted with dividend equivalent rights. During fiscal year 2016, we paid dividend equivalents, including the amounts associated with the special cash dividend described above, in cash only.

For the fiscal year ended June 30, 2015:

Name	Company Matching Contribution to 401(k) Plan ($)	Company- Paid Financial Planning and Tax Preparation Costs ($)	Term Life Insurance Premium ($)	Dividend Equivalents Paid in Fiscal Year 2017 ($)	Other ($)	Total ($)
Richard P. Wallace	4,000	19,300	1,440	—	873	25,613
Bren D. Higgins	4,000	—	1,128	—	873	6,001
Bobby R. Bell	4,000	19,300	1,411	103,125	873	128,709
Ahmad A. Khan	—	—	1,410	103,125	2,781	107,316

The PRSUs and RSUs granted to the NEOs in fiscal year 2015 were issued with dividend equivalent rights. During fiscal year 2015, we paid dividend equivalents, including the amounts associated with the special cash dividend described above, in cash only. For fiscal year 2015, the amounts in the “Other” column include the value of a recognition gift, and with respect to Mr. Khan, a tax gross-up payment made in connection with the receipt of the recognition gift.

(5)

A portion of this amount reflects the estimated fair value of PRSUs based on the probable outcome (determined as of the grant date) of the performance-based conditions applicable to the awards and the closing fair market value of our Common Stock on the grant date. The number of shares issuable under the fiscal year 2017 PRSUs will be determined by the Company’s Relative Free Cash Flow Margin over the three-year period ending September 30, 2019 relative to our industry peer group. The fiscal year 2017 PRSUs are structured so that 100% of the target number of shares underlying the award will be earned upon achievement by KLA-Tencor of a target Relative Free Cash Flow Margin performance among this peer group (the 55th percentile), and up to 125% of that target number of shares could be earned for performance at or above the 75th percentile. Because the Company’s relative performance over the three-year performance period was undeterminable as of the grant date of the PRSUs, the probable outcome of the performance-based conditions applicable to the awards as of the grant date, for purposes of the calculations set forth in this table, has been determined to be equal to 100% of the target number of shares underlying the applicable award. Accordingly, the amounts included in the table above attributable to PRSUs granted during fiscal year 2017 are $2,524,439. The Company’s achievement of the performance-based conditions applicable to the fiscal year 2017 PRSUs (and therefore the number of shares issuable under the fiscal year 2017 PRSUs) will be determined by the independent members of the Board following September 30, 2019.

(6)

A portion of this amount reflects the estimated fair value of PRSUs based on the probable outcome (determined as of the grant date) of the performance-based conditions applicable to the awards and the closing fair market value of our Common Stock on the grant date, adjusted to exclude the present value of dividends foregone over the vesting period. The number of shares issuable under the fiscal year 2016 PRSUs will be determined by the Company’s Relative Free Cash Flow Margin over fiscal years 2016, 2017 and 2018 relative to our industry peer group. The fiscal year 2016 PRSUs are structured so that 100% of the target number of shares underlying the awards will be earned upon achievement by KLA-Tencor of a target Relative Free Cash Flow Margin performance among this peer group (the 55th percentile), and up to 125% of that target number of shares could be earned for performance at or above the 75th percentile. Because the Company’s relative performance over the three-year performance period was undeterminable as of the grant date of the PRSUs, the probable outcome of the performance-based conditions applicable to the awards as of the grant date, for purposes of the calculations set forth in this table, has been determined to be equal to 100% of the target number of shares underlying the applicable award. Accordingly, the amounts included in the table above attributable to PRSUs granted during fiscal year 2016 are as follows: (a) for Mr. Wallace, $2,750,753; (b) for Mr. Higgins, $688,338; (c) for Mr. Bell, $916,918; and (d) for Mr. Khan, $688,338. The grant date fair value of the fiscal year 2016 PRSUs, if earned at their maximum, would be as follows: (a) for Mr. Wallace, $3,438,415; (b) for Mr. Higgins, $860,396; (c) for Mr. Bell, $1,146,121; (d) for Mr. Khan, $860,396. The Company’s achievement of the performance-based conditions applicable to the fiscal year 2016 PRSUs (and therefore the number of shares issuable under the fiscal year 2016 PRSUs) will be determined by the Compensation Committee (and, with respect to Mr. Wallace, the independent members of the Board) following the completion of fiscal year 2018.

(7)

A portion of this amount reflects the estimated fair value of PRSUs based on the probable outcome (determined as of the grant date) of the performance-based conditions applicable to the awards and the closing fair market value of our Common Stock on the grant date, adjusted to exclude the present value of dividends foregone over the vesting period. The number of shares issuable under the fiscal year 2015 PRSUs is determined by the Company’s Relative Free Cash Flow Margin over fiscal years 2015, 2016 and 2017 relative to our industry peer group. The fiscal year 2015 PRSUs are structured so that 100% of the target number of shares underlying the awards will be earned upon achievement by KLA-Tencor of a target Relative Free Cash Flow Margin performance among this peer group (the 55th percentile), and up to 125% of that target number of shares could be earned for performance at or above the 75th percentile. Because the Company’s relative performance over the three-year performance period was undeterminable as of the grant date of the PRSUs, the probable outcome of the performance-based conditions applicable to the awards as of the grant date, for purposes of the calculations set forth in this table, has been determined to be equal to 100% of the target number of shares underlying the applicable awards. Accordingly, the amounts included in the table above attributable to PRSUs granted during fiscal year 2015 are as follows: (a) for Mr. Wallace, $3,151,720; (b) for Mr. Higgins, $655,415; (c) for Mr. Bell, $1,049,380; and (d) for Mr. Khan, $655,415. The grant date fair value of the fiscal year 2015 PRSUs, if earned at their maximum, would be as follows: (a) for Mr. Wallace, $3,939,650; (b) for Mr. Higgins, $819,268; (c) for Mr. Bell, $1,311,724; and (d) for Mr. Khan, $819,268. Following the completion of fiscal year 2017, the Compensation Committee (and, with respect to Mr. Wallace, the independent members of the Board) determined that the Company’s Relative Free Cash Flow Margin over fiscal years 2015, 2016 and 2017 relative to our industry peer group was above the 71st percentile and, therefore, the number of shares earned under the fiscal year 2015 PRSUs was determined to be 117% of the target number of shares underlying the applicable awards.

Of the NEOs, Messrs. Wallace, Bell, Khan and Trafas participated in our EDSP during fiscal years 2017, 2016 or 2015. No portion of the applicable NEO’s investment earnings (or losses, as applicable) during fiscal years 2017, 2016 or 2015 on his nonqualified deferred compensation account under the EDSP was “above market” or “preferential.” Each NEO’s earnings (or losses, as applicable) corresponded to the actual market earnings (or losses, as applicable) on a select group of investment funds utilized to track the notional investment return on the officer’s account balance for the applicable fiscal year. The investment earnings (or losses, as applicable) under the EDSP for the NEOs who participated in such plan during the fiscal years 2017, 2016 and 2015 were as follows:

Name	Year	Earnings on NEO’s EDSP Account ($)
Richard P. Wallace	2017	268,196
	2016	18,120
	2015	66,766
Bobby R. Bell	2017	368,839
	2016	12,771
	2015	108,226
Ahmad A. Khan	2017	144,717
	2016	1,337
	2015	12,031
Brian M. Trafas	2017	130,999

Grants of Plan-Based Awards

The following table provides certain summary information concerning each grant of an award made to a NEO during the fiscal year ended June 30, 2017 under a compensation plan. No stock options or stock appreciation rights were granted to any of the NEOs during the fiscal year ended June 30, 2017.

			Potential Payouts Under Non-Equity Incentive Plan Awards (1)			Potential Future Payouts Under Equity Incentive Plan Awards
Name and Principal Position	Grant Date		Threshold ($) (2)	Target ($) (3)	Maximum ($) (4)	Threshold (#) (5)	Target (#) (6)	Maximum (#) (7)	Grant Date Fair Value of Equity Awards ($) (8)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)
Richard P. Wallace	—		202,500	2,025,000	5,400,000
President & Chief	11/11/16	(9)				33,454	33,454	33,454	2,524,439
Executive Officer	11/11/16	(10)				8,363	33,454	41,817	2,524,439
	8/4/16					82,700	82,700	82,700	5,927,109
Bren D. Higgins	—		65,908	659,077	1,768,154
Executive Vice	11/11/16	(9)				30,109	30,109	30,109	2,272,025
President & Chief	8/4/16	(9)				20,700	20,700	20,700	1,483,569
Financial Officer
Bobby R. Bell	—		67,500	675,000	1,800,000
Chief Strategy	11/11/16	(9)				26,764	26,764	26,764	2,019,611
Officer	8/4/16	(9)				27,600	27,600	27,600	1,978,092
Ahmad A. Khan	—		64,125	641,250	1,710,000
Executive Vice	11/11/16	(9)				20,073	20,073	20,073	1,514,709
President, Global	8/4/16	(9)				20,700	20,700	20,700	1,483,569
Products Group
Brian M. Trafas	—		48,000	480,000	1,280,000
Senior Vice	2/1/17	(9)				7,100	7,100	7,100	610,884
President	11/11/16	(9)				5,353	5,353	5,353	403,937
Global Customer	8/4/16	(9)				13,800	13,800	13,800	989,046
Organization

(1)

The amounts set forth in the table as “Potential Payouts Under Non-Equity Incentive Plan Awards” reflect the potential cash payouts (threshold, target and maximum) that could be earned under our fiscal year 2017 six-month bonus plan (the “Six Month Plan”) based on the Company’s performance for the six months ended December 31, 2016 and calendar year 2017 Executive Incentive Plan (the “Calendar Bonus Plan”) based on the Company’s performance for calendar year 2017.

(2)

The threshold amount is calculated as the minimum amount that would have been payable under the Six Month Plan and Calendar Bonus Plan to the applicable NEO assuming satisfaction of the initial performance threshold required to fund the particular plan (disregarding, for purposes of this calculation, potential adjustments of an executive’s bonus payout based on that executive’s individual performance multiplier). Under the structure of the Sixth Month Plan and Calendar Bonus Plan, the actual percentage of the executive’s target bonus payable was or will be determined by a combination of (a) the Company’s achieved level of Operating Margin Dollars, and (b) an assessment by the Compensation Committee (or the independent members of the Board, as applicable) of the extent to which the Company’s balanced scorecard goals for the applicable period had been achieved. If the Company had achieved exactly the threshold level of Operating Margin Dollars required to fund the Six Month Plan and Calendar Bonus Plan (and no higher), the Compensation Committee and the independent members of the Board would have been able to set such percentage as low as ten percent (10%) of the executives’ target bonus amounts based on their assessment of the Company’s balanced scorecard achievement.

(3)

The amount in column (d) reflects the amount that would have been payable under the Six Month Plan and Calendar Bonus Plan to the applicable NEO assuming payment of the officer’s full target bonus (disregarding, for purposes of this calculation, potential adjustments of an executive’s bonus payout based on that executive’s individual performance multiplier). Under the structure of the Six Month Plan and Calendar Bonus Plan, a payout of 100% of a participant’s target bonus will be payable upon Company achievement of its target level of operating results (in terms of both the Company’s Operating Margin Dollar achievement and the Company’s achievement of its balanced scorecard goals).

(4)

The amount in column (e) reflects the maximum amount that was or is potentially payable under the Six Month Plan and Calendar Bonus Plan to the applicable NEO (disregarding, for purposes of this calculation, potential adjustments of an executive’s bonus payout based on that executive’s individual performance multiplier). Under the structure of the Six Month Plan and Calendar Bonus Plan, each NEO could potentially have earned up to 200% and 300%, respectively, of his target bonus, based on the Company’s Operating Margin Dollar achievement and the Compensation Committee’s assessment of the Company’s achievement of its balanced scorecard goals and the officer’s individual performance multiplier.

(5)

The threshold amount is calculated as the minimum number of shares that would be able to be earned under the fiscal year 2017 RSUs (i.e., awards issued with only service-based vesting criteria and no performance-based vesting criteria) and PRSUs (i.e., awards issued with both service-based and performance-based vesting criteria) granted to the applicable NEO assuming satisfaction of the initial performance threshold, if any, required to earn any shares under the applicable award.

With respect to the fiscal year 2017 PRSUs, under the structure of such award, the actual number of shares that will be potentially issuable under such award will be determined by the Company’s three-year Relative Free Cash Flow Margin over the three-year period ending September 30, 2019. The number of shares reported in column (f) reflects the number of shares that would be earned by the applicable officer if the Company were to achieve, for the three-year performance period covered by those awards, exactly the threshold level of Relative Free Cash Flow Margin performance (the 30th percentile) necessary to earn any shares under the fiscal year 2017 PRSU award. If the Company were to achieve exactly the threshold level of Relative Free Cash Flow Margin performance for such period (and no higher), then twenty-five percent (25%) of the target number of shares subject to such awards would be able to be earned, subject to such officer’s satisfaction of the service-based vesting criteria applicable to such award.

(6)

The target amount is calculated as the number of shares that would be able to be earned under the fiscal year 2017 RSUs and PRSUs granted to the applicable NEO assuming Company performance at target.

With respect to the fiscal year 2017 RSUs, they contain no performance-based vesting criteria, so the total number of shares subject to such RSU is reported in column (g).

With respect to the fiscal year 2017 PRSUs, the number of shares reported in column (g) reflects the number of shares that would be earned if the Company were to achieve exactly its target level of three-year Relative Free Cash Flow Margin performance (the 55th percentile) for the three-year performance period covered by the award. If the Company were to achieve that target level of Relative Free Cash Flow Margin performance, then one hundred percent (100%) of the target number of shares subject to the fiscal year 2017 PRSUs would be able to be earned, subject to such officer’s satisfaction of the service-based vesting criteria applicable to such awards.

(7)

The maximum amount reflects the maximum number of shares potentially earnable under the applicable award.

With respect to the fiscal year 2017 RSUs, they contain no performance-based vesting criteria, so the total number of shares subject to such RSU is reported in column (h).

With respect to the fiscal year 2017 PRSUs, the number of shares reported in column (h) reflects the maximum number of shares that can potentially be earned under those awards. Under the terms of the fiscal year 2017 PRSUs, the NEO can potentially earn up to one hundred twenty-five percent (125%) of the target number of shares subject to those awards if the Company’s three-year Relative Free Cash Flow Margin performance for the three-year period ending September 30, 2019 equals or exceeds the 75th percentile, subject to such officer’s satisfaction of the service-based vesting criteria applicable to such awards.

(8)

The dollar value reported in column (i) represents the grant date fair value of the applicable RSU or PRSU calculated in accordance with the SEC’s applicable requirements.

With respect to RSUs, the grant date fair value of each such RSU has been computed in accordance with ASC 718. The ASC 718 grant date fair value of each RSU award was calculated based on the closing fair market value of our Common Stock on the grant date (reduced, with respect to awards granted without dividend equivalent rights, by the present value of estimated forgone dividends over the vesting period).

With respect to PRSUs, the grant date fair value of the award has been computed in accordance with ASC 718 based on the probable outcome (determined as of the grant date) of the performance-based conditions applicable to the award and the closing fair market value of our Common Stock on the grant date. Because the PRSUs granted during fiscal year 2017 were structured so that they would be fully earned upon achievement by KLA-Tencor of its target level of three-year Relative Free Cash Flow Margin performance over the three-year period ending September 30, 2019 (a target that was considered difficult to achieve at the time of grant), the probable outcome of the performance-based conditions applicable to the awards as of the grant date, for purposes of the calculations set forth in this table, has been determined to be equal to the target number of shares potentially issuable under the applicable award.

(9)

Reflects an award of RSUs that only has a service-vesting component tied to continued service beyond fiscal year 2017. Twenty-five percent (25%) of the shares will vest on the one-year anniversary of the grant date, and an additional twenty-five percent (25%) will vest on each of the second, third and fourth yearly anniversaries of the grant date, provided the NEO continues in our service through the applicable vesting date. The underlying shares may also vest on an accelerated basis in the event the NEO’s employment terminates under certain circumstances, as described in the section of this Proxy Statement entitled “Potential Payments Upon Termination or Change of Control.”

(10)

Reflects an award of PRSUs (equal to one-half of the executive officer’s total equity awards on the grant date) that have both a performance-vesting component tied to the Company’s three-year Relative Free Cash Flow Margin over three-year period ending September 30, 2019 and a service-vesting component tied to continued service. The achievement of the performance-vesting component of PRSUs (i.e., the number of shares that will be issuable to the NEO under his PRSU, if he satisfies the applicable service-vesting requirements) will be determined following September 30, 2019. One hundred percent (100%) of the earned shares will vest on the three-year anniversary of the grant date (or on the date that such shares are determined to have been earned, if that date is later than the three-year anniversary of the grant date), provided the NEO continues in our service through the applicable vesting date. The underlying shares may also vest on an accelerated basis in the event the NEO’s employment terminates under certain circumstances, as described in the section of this Proxy Statement entitled “Potential Payments Upon Termination or Change of Control.”

Outstanding Equity Awards at Fiscal Year End

The following table provides certain summary information concerning outstanding equity awards held by the NEOs as of June 30, 2017. None of the NEOs held stock option awards as of June 30, 2017.

	Stock Awards
Name and Principal Position	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($) (1)
Richard P. Wallace	41,817	(2)	3,826,674
President & Chief Executive Officer	66,187	(3)	6,056,772
	51,480	(4)	4,710,935
	27,813	(5)	2,545,168
	188,991	(6)	17,294,566
Bren D. Higgins	16,562	(3)	1,515,589
Executive Vice President & Chief	10,705	(4)	979,615
Financial Officer	4,469	(5)	408,958
	67,107	(6)	6,140,962
	5,000	(7)	457,550
Bobby R. Bell	22,062	(3)	2,018,894
Chief Strategy Officer	17,140	(4)	1,568,481
	8,344	(5)	763,559
	78,262	(6)	7,161,756
Ahmad A. Khan	16,562	(3)	1,515,589
Executive Vice President,	10,705	(4)	979,615
Global Products Group	4,445	(5)	406,762
	57,062	(6)	5,221,744
Brian M. Trafas	11,000	(3)	1,006,610
Senior Vice President,	8,599	(4)	786,894
Global Customer Organization	4,469	(5)	408,958
	38,314	(6)	3,506,114

(1)	Calculated based on the $91.51 closing price per share of our Common Stock on June 30, 2017.

(2)

This grant represents the maximum number of shares of our Common Stock that could be earned under PRSUs that were granted to the applicable executive officer in November 2016. The achievement of the performance-vesting component of these PRSUs (i.e., the number of shares that will be issuable to the NEO under his PRSU, if he satisfies the applicable service-vesting requirements) will be determined following September 30, 2019 based on the Company’s three-year Relative Free Cash Flow Margin over the three-year period ending September 30, 2019. One hundred percent (100%) of the earned shares will vest on the three-year anniversary of the grant date (or on the date that such shares are determined to have been earned, if that date is later than the three-year anniversary of the grant date), provided the NEO continues in our employ through the vesting date. The underlying shares may also vest on an accelerated basis in the event the NEO’s employment terminates under certain circumstances, as described in the section of this Proxy Statement entitled “Potential Payments Upon Termination or Change of Control.”

(3)

These grants represent the maximum number of shares of our Common Stock that could be earned under PRSUs that were granted to the applicable NEO in August 2015. The achievement of the performance-vesting component of these PRSUs will be determined following the completion of fiscal year 2018 based on the Company’s three-year Relative Free Cash Flow Margin over fiscal years 2016, 2017 and 2018. Fifty percent (50%) of the earned shares will vest on the three-year anniversary of the grant date (or on the date that such shares are determined to have been earned, if that date is later than the three-year anniversary of the grant date), and the remaining fifty percent (50%) will vest on the four-year anniversary of the grant date, provided the NEO continues in our employ through the applicable vesting date. The underlying shares may also vest on an accelerated basis in the event the NEO’s employment terminates under certain circumstances, as described in the section of this Proxy Statement entitled “Potential Payments Upon Termination or Change of Control.”

(4)

These grants represent 117% of the target number of shares of our Common Stock under PRSUs that were granted to the applicable executive officer in August 2014. The achievement of the performance-vesting component of these PRSUs was determined to be at the 71st percentile following the completion of fiscal year 2017 based on the Company’s three-year Relative Free Cash Flow Margin over fiscal years 2015, 2016 and 2017. Fifty percent (50%) of the earned shares vested on the date that such shares were determined to have been earned, and the remaining fifty percent (50%) will vest on the four-year anniversary of the grant date, provided the NEO continues in our employ through the applicable vesting date. The underlying unvested shares may also vest on an accelerated basis in the event the officer’s employment terminates under certain circumstances, as described in the section of this Proxy Statement entitled “Potential Payments Upon Termination or Change of Control.”

(5)

These grants represent the maximum number of shares of our Common Stock that could be earned under PRSUs that were granted to the applicable executive officer in 2013. The achievement of the performance-vesting component of these performance shares was determined to be above the 75th percentile following the completion of fiscal year 2016 based on the Company’s three-year Relative Free Cash Flow Margin over fiscal years 2014, 2015 and 2016 relative to our industry peer group and, therefore, the number of shares earned under the fiscal year 2014 PRSUs was determined to be 125% of the target number of shares underlying the applicable awards. All of the shares underlying the awards vested since the end of fiscal year 2017.

(6)

These RSUs were granted with only service-based vesting criteria that vests over a four-year period of service with the Company measured from the award date. Each RSU represents the right to receive one share of our Common Stock upon the vesting of that unit. Twenty-five percent (25%) of the total number of shares underlying these awards will vest and become issuable upon completion of one year of service measured from the grant date, and an additional twenty-five percent (25%) will vest on each of the second, third and fourth yearly anniversaries of the grant date, provided the NEO continues in our employ through the applicable vesting date. The RSUs will vest on an accelerated basis in the event the officer’s employment terminates under certain circumstances, as described in the section of this Proxy Statement entitled “Potential Payments Upon Termination or Change of Control.”

Name	RSU Award Date	Total Number of Shares Subject to Award	Number of Shares Vested and Issued Before July 1, 2017
Richard P. Wallace	11/11/2016	33,454	—
	8/4/2016	82,700	—
	8/6/2015	52,950	13,238
	8/7/2014	44,000	22,000
	8/6/2013	44,500	33,375
Bren D. Higgins	11/11/2016	30,109	—
	8/4/2016	20,700	—
	8/6/2015	13,250	3,313
	8/7/2014	9,150	4,576
	8/6/2013	7,150	5,363
Bobby R. Bell	11/11/2016	26,764	—
	8/4/2016	27,600	—
	8/6/2015	17,650	4,413
	8/7/2014	14,650	7,326
	8/6/2013	13,350	10,013
Ahmad A. Khan	11/11/2016	20,073	—
	8/4/2016	20,700	—
	8/6/2015	13,250	3,313
	8/7/2014	9,150	4,576
	9/4/2013	7,112	5,334
Brian M. Trafas	2/1/2017	7,100	—
	11/11/2016	5,353	—
	8/4/2016	13,800	—
	8/6/2015	8,800	2,200
	8/7/2014	7,350	3,676
	8/6/2013	7,150	5,363

(7)

These RSUs are part of an award (either an RSU award granted with only service-based vesting criteria) that vests over a four-year period of service with the Company measured from the award date. Each RSU represents the right to receive one share of our Common Stock upon the vesting of that unit. Fifty percent (50%) of the total number of shares underlying these awards vested upon completion of two years of service measured from the grant date, and the remaining fifty percent (50%) vested upon completion of four years of service measured from the grant date. All of the shares underlying the awards vested since the end of fiscal year 2017.

Option Exercises and Stock Vested

The following table sets forth information with respect to shares of our Common Stock subject to RSUs or PRSUs held by the NEOs that vested during the fiscal year ended June 30, 2017. No stock appreciation rights or stock options were held or exercised by the NEOs during the fiscal year ended June 30, 2017.

	Stock Awards
Name and Principal Position	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
Richard P. Wallace	104,387	7,834,892
President & Chief Executive Officer
Bren D. Higgins	16,173	1,195,508
Executive Vice President & Chief Financial Officer
Bobby R. Bell	45,593	3,503,553
Chief Strategy Officer
Ahmad A. Khan	25,786	1,964,087
Executive Vice President, Global Products Group
Brian M. Trafas	19,869	1,527,510
Senior Vice President, Global Customer Organization

(1)

Our 2004 Equity Plan allows us to withhold shares issuable upon a vesting event to pay for the applicable withholding tax with respect to such vesting event. The gross number of shares acquired on vesting, which is set forth in the table above, was reduced by the withheld shares, and the net remaining shares were issued to each officer. The following reflects the net number of shares that were issued to each officer, after giving effect to such withholding, during the fiscal year ended June 30, 2017: Mr. Wallace: 51,842 shares; Mr. Higgins: 9,422 shares; Mr. Bell: 23,600 shares; Mr. Khan: 14,006 shares; and Mr. Trafas: 11,159 shares.

(2)

Based on the closing market price of the vested shares on the vesting date (or, if the vesting date occurred on a day on which the NASDAQ Stock Market was closed for trading, the closing market price of our Common Stock on the last completed trading day immediately prior to the vesting date).

Nonqualified Deferred Compensation

We have established the EDSP in order to provide our executive officers and other key employees with the opportunity to defer all or a portion of their cash compensation each year. Pursuant to the plan, each participant can elect to defer between 5 to 100% of his or her salary, commissions and bonuses for the fiscal year. The deferred amount is credited to an account maintained in his or her name on our books. The portion of the account attributable to the participant’s deferral is fully vested at all times but is not matched with any Company funds. The account is periodically adjusted to reflect earnings (or losses) based on the participant’s investment elections among a select group of investment funds utilized to track the notional investment return on the account balance. As of June 30, 2017, there were a total of 18 investment funds available for selection under the EDSP, and the participant may periodically change his or her investment elections. The participant may elect to receive his or her vested account balance upon termination of employment or at an earlier designated date. The distribution may, at the participant’s election, be made in a lump sum or in quarterly installments over a period ranging from five years to fifteen years, depending on the circumstances triggering the distribution event. A participant can receive an early distribution of a portion of his or her vested account balance in the event of a financial hardship or in the event he or she agrees to forfeit a designated percentage of his or her remaining account balance. We maintain life insurance policies on EDSP participants as a funding vehicle for a portion of our obligations under the EDSP.

The following table shows the deferred compensation activity for each NEO during the fiscal year ended June 30, 2017:

Name and Principal Position	Executive Contributions in Fiscal Year 2017 ($)	Company Contributions in Fiscal Year 2017 ($)	Aggregate Earnings in Fiscal Year 2017 ($) (1)(2)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance as of June 30, 2017 ($)
(a)	(b)	(c)	(d)	(e)	(f)
Richard P. Wallace	—	—	268,196	—	1,713,547
President & Chief Executive
Officer
Bren D. Higgins	—	—	—	—	—
Executive Vice President &
Chief Financial Officer
Bobby R. Bell	—	—	368,839	—	2,480,722
Chief Strategy Officer
Ahmad A. Khan	1,044,601	—	144,717	36,542	1,409,480
Executive Vice President,
Global Products Group
Brian M. Trafas	—	—	130,999	—	1,135,001
Senior Vice President,
Global Customer Organization

(1)

The reported amount corresponds to a composite of the actual market earnings on a group of investment funds selected by the applicable executive officer for purposes of tracking the notional investment return on the officer’s account balance for fiscal year 2017. No portion of the reported amount was “above market” or “preferential.” Accordingly, amounts reported in this column (d) for each NEO are not reported in the Summary Compensation Table.

(2)	The 23 investment funds named below were available for selection under the EDSP for some or all of fiscal year 2017. The rate of return for each such fund for fiscal year 2017 was as follows:

Name of Fund	% Rate of Return for Fiscal Year 2017
American Funds IS Growth 2	24.74%
Deutsche Small Cap Index VIP A	24.31%
DFA VA US Targeted Value	22.74%
Dreyfus IP Technology Growth*	6.91%
MFS VIT Global Equity Initial	20.92%
MFS VIT Utilities Initial*	0.95%
PIMCO VIT Total Return Institutional	1.95%
Rydex VT Energy*	-1.44%
T. Rowe Price Blue Chip Growth	27.55%
T. Rowe Price Health Sciences*	4.74%
T. Rowe Price Mid Cap Growth	19.94%
Templeton Foreign VIP 1	21.13%
Transamerica JP Morgan Mid Cap Value VP Initial	14.13%
Vanguard VIF Balanced	12.25%
Vanguard VIF Equity Income	13.49%
Vanguard VIF Equity Index	17.73%
Vanguard VIF High Yield Bond	10.43%
Vanguard VIF International	28.49%
Vanguard VIF REIT Index	-2.03%
Vanguard VIF Small Company Growth	26.33%
Vanguard VIF Total Bond Market Index	-0.53%
Wells Fargo Cash Investment Money Market I*	0.03%
Wells Fargo Government Money Market Institutional*	0.39%
(*)

The rates of return set forth in the table above reflect the rates of return of these investments for the portion of fiscal year 2017 during which these investments were available for selection under the EDSP.

Potential Payments Upon Termination or Change of Control

In January 2006, our Board adopted an Executive Severance Plan (the “Original Severance Plan”). In November 1010, our Compensation Committee adopted a 2010 Executive Severance Plan (the “2010 Severance Plan”). The 2010 Severance Plan exists in parallel with the Original Severance Plan, which remains in full force and effect for existing participants under that plan until terminated or modified in accordance with its terms. No participant under the 2010 Severance Plan is eligible to simultaneously participate under the Original Severance Plan, and no participant under the Original Severance Plan is eligible to simultaneously participate under the 2010 Severance Plan.

The Original Severance Plan and the 2010 Severance Plan each provide certain compensation and benefits in the event that a participant’s employment with us terminates under certain defined circumstances. In exchange for receiving benefits under either plan, the participant must agree to certain non-solicitation restrictions for the period of time co-terminous with the period for which he or she will receive continued compensation and benefits under the applicable plan. Each plan also contains a mitigation provision in which the benefits payable are subject to reduction to the extent the participant earns post-termination compensation from another source. All of our NEOs participated in either the Original Severance Plan or the 2010 Severance Plan during fiscal year 2017, as described in more detail below.

The terms of and benefits payable under our two severance plans are in many ways similar to one another. In October 2016, the Compensation Committee approved amendments to the Original Severance Plan to eliminate the tax gross-up provisions related to excise taxes that may be imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), as the result of a participant receiving a payment that would constitute a “parachute payment” within the meaning of Code Section 280G upon or in connection with a change of control of the Company. Both severance plans contain a “best results” provision, which is described in more detail below. In addition, as part of a routine assessment of competitive market practices for executive severance benefits, the Board of Directors approved amendments to the Original Severance Plan and 2010 Severance Plan on September 21, 2015 (the “2015 Severance Plan Amendments”) to remove the mitigation and non-compete provisions, and to provide that all cash benefits are payable under the applicable plan in a lump sum. The 2015 Severance Plan Amendments also revised the Original Severance Plan and 2010 Severance Plan to include the Executive Retiree Medical Benefits and make certain other clarifications. For additional information about this benefit, please refer to the “Executive Retiree Medical Program” description.

Original Severance Plan

Mr. Wallace currently participates in the Original Severance Plan.

If Mr. Wallace is terminated other than for cause, or voluntarily resigns for good reason, prior to a change of control, then he will receive (i) salary continuation payments for two years payable in a lump sum, (ii) a pro-rated annual incentive payment for the fiscal year of his termination or resignation (calculated based on his annual incentive bonus for the then-most recently completed fiscal year and the proportion of the then-current fiscal year served through the date of termination or resignation), (iii) pro-rated vesting of all of his outstanding equity awards through the date of his termination or resignation (rounded up to the next whole month and disregarding any “cliff-vesting” provisions applicable to the award), and (iv) the extension of the post-termination exercise period of each stock option or stock appreciation right granted after January 1, 2006 so that the option or right will remain exercisable for twelve months following the date of termination or resignation, but in no event beyond the original term of the award. The calculation in clause (iii) of this paragraph with respect to any performance-based equity awards for which the achievement of the applicable performance criteria has not yet been determined as of the participant’s termination date will be delayed until the extent of the achievement of those criteria (and thus the maximum number of shares issuable under the applicable award) has been finally determined in accordance with the terms of the applicable award.

If Mr. Wallace is terminated other than for cause, or voluntarily resigns for good reason, within two years following a change of control, then he will receive (i) salary continuation payments for three years payable in a lump sum, (ii) an amount equal to three times his average annual bonus for the preceding three completed fiscal years, payable in a lump sum, (iii) a pro-rated annual incentive payment for the fiscal year of his termination or resignation (calculated as described in clause (ii) of the preceding paragraph), (iv) 100% vesting acceleration of all of his outstanding equity awards, (v) an additional $2,000 per month for the three-year severance period payable in a lump sum, and (vi) the extension of the post-termination exercise period of each stock option or stock appreciation right granted after January 1, 2006 so that the option or right will remain exercisable for twelve months following the date of termination or resignation, but in no event beyond the original term of the award. As of June 30, 2017, the calculation in clause (iv) of this paragraph with respect to any performance-based equity awards for which the achievement of the applicable performance criteria had not yet been determined as of the participant’s termination date would have been calculated, pursuant to the terms of the applicable awards, based on a shortened performance period, which would have been deemed to have ended as of the most recent fiscal quarter end preceding the closing date of the change of control.

Mr. Wallace also is eligible for the Executive Retiree Medical Benefits in accordance with the terms described above.

Certain of the RSUs and PRSUs granted to Mr. Wallace were issued with dividend equivalent rights. These dividend equivalent rights entitle the recipient to receive credits, payable in cash or additional shares of our Common Stock, equal to the cash dividends that would have been received on the shares of our Common Stock had the shares been issued and outstanding on the dividend record date. The dividend equivalents would only be paid to the recipient upon vesting or settlement of the underlying award (including satisfaction of any performance-vesting criteria associated with any performance-based awards). In November 2014, our Board declared a special cash dividend of $16.50 per share on our outstanding Common Stock, which was substantially paid in December 2014. In connection with the special cash dividend, our Board and Compensation Committee approved an equitable and proportionate adjustment to then-outstanding equity awards (RSUs and PRSUs) under the 2004 Equity Plan, as required by the 2004 Equity Plan, which will be paid subject to the vesting requirements of the underlying awards. Accordingly, in connection with an acceleration of vesting of certain of the outstanding equity awards held by Mr. Wallace, as applicable, Mr. Wallace would be entitled to receive accrued dividend equivalents and the benefit of the equitable and proportionate adjustment of the special cash dividend attributable to such outstanding equity awards that accelerate.

The Original Severance Plan provides that, if a payment under the Original Severance Plan would constitute a “parachute payment” and would therefore be subject to Code Section 4999 excise tax, then the payment will be reduced to either (a) the largest portion of the payment that would result in no portion of the payment being subject to the excise tax, or (b) the largest portion, up to and including the total, of the payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the excise tax (all computed at the highest applicable marginal rate), results in the participant’s receipt, on an after-tax basis, of the greater amount of the payment, notwithstanding that all or some portion of the payment may be subject to the excise tax.

2010 Severance Plan

Messrs. Higgins, Bell, Khan and Trafas participate in the 2010 Severance Plan, which was amended by the 2015 Severance Plan Amendments in September 2015. They each have the right to receive benefits under that plan solely in connection with a termination of their employment under certain circumstances within one year following a change of control of the Company.

If Messrs. Higgins, Bell, Khan or Trafas is terminated other than for cause, or voluntarily resigns for good reason, within one year following a change of control, then such officer will receive (i) salary continuation payments for 18 months payable in a lump sum, (ii) a pro-rated annual incentive payment for the fiscal year of his termination or resignation (calculated based on such officer’s annual incentive bonus for the then-most recently completed fiscal year and the proportion of the then-current fiscal year served through the date of termination or resignation), (iii) 100% vesting acceleration of all of his outstanding equity awards, and (iv) the extension of the post-termination exercise period of each stock option or stock appreciation right granted after January 1, 2006 so that the option or right will remain exercisable for twelve months following the date of termination or resignation, but in no event beyond the original term of the award. As of June 30, 2017, the calculation in clause (iii) of this paragraph with respect to any performance-based equity awards for which the achievement of the applicable performance criteria had not yet been determined as of the participant’s termination date would have been calculated, pursuant to the terms of the applicable awards, based on a shortened performance period, which would have been deemed to have ended as of the most recent fiscal quarter end preceding the closing date of the change of control.

Mr. Bell may also be eligible for the Executive Retiree Medical Benefits in accordance with the terms described above.

Certain of the RSUs and PRSUs granted to Messrs. Higgins, Bell, Khan and Trafas were issued with dividend equivalent rights. These dividend equivalent rights entitle the recipient to receive credits, payable in cash or additional shares of our Common Stock, equal to the cash dividends that would have been received on the shares of our Common Stock had the shares been issued and outstanding on the dividend record date. The dividend equivalents would only be paid to the recipient upon vesting or settlement of the underlying award (including satisfaction of any performance-vesting criteria associated with any performance-based awards). In November 2014, our Board declared a special cash dividend of $16.50 per share on our outstanding Common Stock, which was substantially paid in December 2014. In connection with the special cash dividend, our Board and Compensation Committee approved an equitable and proportionate adjustment to outstanding equity awards (RSUs and PRSUs) under the 2004 Equity Plan, as required by the 2004 Equity Plan, which will be paid subject to the vesting requirements of the underlying awards. Accordingly, in connection with an acceleration of vesting of certain outstanding equity awards held by Messrs. Higgins, Bell, Khan or Trafas, such officer would be entitled to receive accrued dividend equivalents and the benefit of the equitable and proportionate adjustment for the special cash dividend attributable to his accelerated equity awards.

The 2010 Severance Plan provides that, if a payment under the 2010 Severance Plan would constitute such a “parachute payment” and would therefore be subject to Code Section 4999 excise tax, then the payment will be reduced to either (a) the largest portion of the payment that would result in no portion of the payment being subject to the excise tax, or (b) the largest portion, up to and including the total, of the payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the excise tax (all computed at the highest applicable marginal rate), results in the participant’s receipt, on an after-tax basis, of the greater amount of the payment, notwithstanding that all or some portion of the payment may be subject to the excise tax.

Table Reflecting Potential Termination and Change of Control Payments

The following table shows the estimated amounts that would have been payable to each of the NEOs upon the occurrence of each of the indicated events, had the applicable event occurred on June 30, 2017. For such officers, the amount attributable to the accelerated vesting of PRSUs and RSUs is based upon the closing fair market value of our Common Stock on the last trading day of fiscal year 2017 ($91.51 per share). The actual compensation and benefits the officer would receive at any subsequent date would likely vary from the amounts set forth below as a result of certain factors, such as a change in the price of our Common Stock and any additional benefits the officer may have accrued as of that time under applicable benefit or compensation plans. The amounts that would have been payable to each of our NEOs upon the occurrence of the indicated event had the applicable event occurred on June 30, 2017 are as follows:

Original Severance Plan

Name and Principal Position	Event	Salary / Bonus Continuation ($)	Pro-rated Bonus ($)	Accelerated Vesting of Stock Awards ($) (1)		Payment of Dividend Equivalents ($) (2)	Total ($)
Richard P. Wallace President & Chief Executive Officer	Termination without Cause or Resignation for Good Reason (3)	1,800,000	1,100,790	14,838,075	(4)	1,899,179	19,638,044
	Termination without Cause or Resignation for Good Reason following a Change of Control (3)(5)	4,925,468	1,100,790	34,434,206	(6)	2,880,778	43,341,242

2010 Severance Plan

Name and Principal Position	Event	Salary / Bonus Continuation ($)	Pro-rated Bonus ($)	Accelerated Vesting of Stock Awards ($) (1)		Payment of Dividend Equivalents ($) (2)	Total ($)
Bren D. Higgins Executive Vice President & Chief Financial Officer	Termination without Cause or Resignation for Good Reason following a Change of Control (3)(5)	750,000	340,963	9,502,764	(6)	693,479	11,287,206
Bobby R. Bell Chief Strategy Officer	Termination without Cause or Resignation for Good Reason following a Change of Control (3)(5)	750,000	305,775	11,512,782	(6)	940,892	13,509,449
Ahmad A. Khan Executive Vice President, Global Products Group	Termination without Cause or Resignation for Good Reason following a Change of Control (3)(5)	712,500	348,583	8,123,800	(6)	594,176	9,779,059
Brian M. Trafas Senior Vice President, Global Customer Organization	Termination without Cause or Resignation for Good Reason following a Change of Control (3)(5)	600,000	239,184	5,708,623	(6)	472,690	7,020,497

(1)

As noted above, pursuant to the terms of the Original Severance Plan and the 2010 Severance Plan, the vesting acceleration of outstanding equity awards, when applied to any PRSUs for which the achievement of the applicable performance criteria has not yet been determined as of the participant’s termination date, is to be delayed until the extent of the achievement of those criteria (and thus the maximum number of shares issuable under the applicable award) has been finally determined in accordance with the terms of the applicable award, except that, under the Original Severance Plan and the 2010 Severance Plan, in a qualifying termination following a Change of Control, the vesting acceleration of performance-based equity awards for which the achievement of the applicable performance criteria has not yet been determined as of the participant’s termination date is based on a shortened performance period, which would have been deemed to have ended as of the most recent fiscal quarter end preceding the closing date of the Change of Control.

The number of shares earnable under the fiscal year 2017 PRSUs is based on the Company’s achieved level of Relative Free Cash Flow Margin over the three-year period ending September 30, 2019. Under the terms of the fiscal year 2017 PRSUs, however, in the event of a Change of Control of the Company during the three-year performance period, the performance period will be shortened, so that it ends as of the most recent fiscal quarter end preceding the closing date of the Change of Control. Using that methodology, the fiscal year 2017 performance share awards have been included for purposes of this table at 125% of the target number of shares underlying the awards.

The number of shares earnable under the fiscal year 2016 PRSUs pany’s achieved level of three-year Relative Free Cash Flow Margin over fiscal years 2016, 2017 and 2018. Under the terms of the fiscal year 2016 performance share awards, however, in the event of a Change of Control of the Company during the three-year performance period, the performance period will be shortened, so that it ends as of the most recent fiscal quarter end preceding the closing date of the Change of Control. Using that methodology, the fiscal year 2015 performance share awards have been included for purposes of this table at 125% of the target number of shares underlying the awards.

The number of shares earnable under the fiscal year 2015 PRSUs is based on the Company’s achieved level of three-year Relative Free Cash Flow Margin over fiscal years 2015, 2016 and 2017. Under the terms of the fiscal year 2015 PRSUs, however, in the event of a Change of Control of the Company during the three-year performance period, the performance period will be shortened, so that it ends as of the most recent fiscal quarter end preceding the closing date of the Change of Control. Using that methodology, the fiscal year 2015 performance share awards have been included for purposes of this table at 117% of the target number of shares underlying the awards.

(2)

Certain of the RSUs and PRSUs granted to Messrs. Wallace, Higgins, Bell, Khan and Trafas in fiscal year 2017 were issued with dividend equivalent rights. These dividend equivalent rights entitle the recipient to receive credits, payable in cash or additional shares of our Common Stock, equal to the cash dividends that would have been received on the shares of our Common Stock had the shares been issued and outstanding on the dividend record date. The dividend equivalents would only be paid to the recipient upon vesting or settlement of the underlying award (including satisfaction of any performance-vesting criteria associated with any performance-based awards). In November 2014, our Board declared a special cash dividend of $16.50 per share on our outstanding Common Stock, which was substantially paid in December 2014. In connection with the special cash dividend, our Board and Compensation Committee approved an equitable and proportionate adjustment to outstanding equity awards (RSUs and PRSUs) under the 2004 Equity Plan, as required by the 2004 Equity Plan, which will be paid subject to the vesting requirements of the underlying awards. Accordingly, in connection with an acceleration of vesting of some or all of outstanding equity awards held by Messrs. Wallace, Higgins, Bell, Khan and Trafas, as applicable, based on provisions discussed above, such persons would be entitled to receive accrued dividend equivalents and the benefit of the equitable and proportionate adjustment of the special cash dividend attributable to his accelerated equity awards.

(3)

For purposes of the Original Severance Plan and the 2010 Severance Plan, “Cause” means (A) outside of the applicable period following a Change of Control (two years for the Original Severance Plan; one year for the 2010 Severance Plan), the occurrence of any of the following events: (i) the participant’s conviction of, or plea of nolo contendre to, a felony; (ii) the participant’s gross misconduct; (iii) any material act of personal dishonesty taken by the participant in connection with his or her responsibilities as an employee of the Company, or (iv) the participant’s willful and continued failure to perform the duties and responsibilities of his or her position after there has been delivered to the participant a written demand for performance from the Board which describes the basis for the Board’s belief that the participant has not substantially performed his or her duties and provides the participant with thirty (30) days to take corrective action, and (B) within the applicable period following a Change of Control, the occurrence of any of the following events: (i) the participant’s conviction of, or plea of nolo contendre to, a felony that the Board reasonably believes has had or will have a material detrimental effect on our reputation or business; (ii) the participant’s willful gross misconduct with regard to the Company that is materially injurious to us; (iii) any act of personal dishonesty taken by the participant in connection with his or her responsibilities as an employee of the Company with the intention or reasonable expectation that such action may result in substantial personal enrichment of the participant or (iv) the participant’s willful and continued failure to perform the duties and responsibilities of his or her position after there has been delivered to the participant a written demand for performance from the Board which describes the basis for the Board’s belief that the participant has not substantially performed his or her duties and provides the participant with thirty (30) days to take corrective action.

For purposes of the Original Severance Plan and the 2010 Severance Plan, “Good Reason” means the occurrence of any of the following events without the participant’s written consent: (i) a material change in the participant’s reporting requirements such that the participant is required to report to a person whose duties, responsibilities and authority are materially less than those of the person to whom the participant was reporting immediately prior to such change; (ii) a material reduction of the participant’s duties, authority or responsibilities; (iii) a material reduction in the participant’s base salary, other than a reduction that applies to other executives generally; (iv) a material reduction in the aggregate level of the participant’s overall compensation, other than a reduction that applies to other executives generally; or (v) a material relocation of the participant’s office, with a relocation of more than fifty (50) miles from its then present location to be deemed material, unless such relocated office is closer to the participant’s then principal residence; provided however, that in no event shall Good Reason exist unless (a) the participant provides us, within ninety (90) days after the occurrence of the event or transaction, written notice specifying in detail the grounds for a purported Good Reason resignation, (b) we fail to cure the purported grounds for the Good Reason within thirty (30) days following the receipt of such notice, and (c) the participant resigns within sixty (60) days after we fail to take such timely curative action, but in no event more than one hundred eighty (180) days after the occurrence of the event or transaction identified in the notice to us as the grounds for the Good Reason resignation.

(4)

The vesting schedules for the RSUs and PRSUs outstanding as of June 30, 2017 are listed in the footnotes to the table entitled “Outstanding Equity Awards at Fiscal Year End.” The amounts marked by this footnote (4) reflect the pro-rated vesting of the applicable officer’s outstanding equity awards through the date of his termination or resignation, without giving effect to the “cliff-vesting” provisions applicable to the awards and considering the maximum potential payout for the performance based awards.

(5)

For purposes of the Original Severance Plan and the 2010 Severance Plan, a “Change of Control” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities representing 50% or more of the total voting power represented by our then outstanding voting securities; (ii) the sale or disposition by us of all or substantially all of our assets; (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in our voting securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (iv) a change in the composition of our Board, as a result of which fewer than a majority of the directors are Incumbent Directors (where “Incumbent Directors” means directors who either (A) were directors of the Company as of a specified date (February 16, 2006 for the Original Severance Plan; November 3, 2010 for the 2010 Severance Plan), or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transactions described in subsections (i), (ii) or (iii), or in connection with an actual or threatened proxy contest relating to the election of directors of the Company).

(6)

The amounts marked by this footnote (6) reflect both (a) the pro-rated vesting of the applicable officer’s outstanding equity awards through the date of his termination or resignation, without giving effect to the “cliff-vesting” provisions applicable to the awards, and (b) the accelerated vesting of the applicable officer’s outstanding equity awards for service periods after the date of his termination or resignation. The following table provides the breakdown for each such reported amount:

Name	Value of Pro- Rated Vesting Through Date of Termination / Resignation ($)	Value of Accelerated Vesting for Service Period After Date of Termination / Resignation ($)	Total Value Reported ($)
Richard P. Wallace	14,625,403	19,808,804	34,434,207
Bren D. Higgins	3,784,030	5,718,734	9,502,764
Bobby R. Bell	4,787,437	6,725,344	11,512,781
Ahmad A. Khan	3,159,017	4,964,784	8,123,801
Brian M. Trafas	2,375,691	3,332,931	5,708,622

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Related Party Transactions

Our Standards of Business Conduct require that all employees and Directors avoid conflicts of interests, including situations in which their personal interests interfere in any way, or appear to interfere, with the interests of KLA-Tencor.

In addition, our Board has adopted a written policy and procedures for the review, approval or ratification of related party transactions. Under this policy, the Audit Committee reviews transactions, arrangements or relationships in which the Company (including any of its subsidiaries) is a participant, the amount involved exceeds $100,000 in any fiscal year, and one of our executive officers, Directors, Director nominees or 5% stockholders (or their immediate family members) has a direct or indirect material interest (other than solely as a result of being a director or beneficial owner of less than a specified percentage of shares of the other entity (5% for publicly traded entities and 10% for other entities)). As part of that review, the Audit Committee may consider such factors as it determines to be appropriate under the circumstances, which factors may include the position of the related party with the Company, the related party’s interest in the transaction, the materiality of the transaction, the business purpose for and reasonableness of the transaction, and comparable market terms for similar transactions that do not involve related parties.

Following that review, if the Audit Committee concludes that the terms of the related party transaction are acceptable and appropriate, the Audit Committee either approves or ratifies (as applicable) the transaction. No member of the Audit Committee participates in the review of a transaction for which he or she is the related party. The related party transaction policy created standing pre-approval for certain recurring related party transactions, including, among others, (i) executive officer or Director compensation that has been approved by the Compensation Committee or the Board, and (ii) any contract, transaction or arrangement with any party who was not a related party at the time such contract, transaction or arrangement was entered into with the Company, and renewals or extensions thereof pursuant to contractual arrangements in effect and binding on the Company prior to the date that the party became a related party.

Transactions with Related Persons

There were no transactions in which KLA-Tencor was a participant during fiscal year 2017 where the aggregate amount involved exceeded $120,000 and any related person had a material direct or indirect interest (as determined, and as required to be reported, in accordance with SEC rules and regulations).

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of June 30, 2017 with respect to shares of our Common Stock that may be issued under our existing equity compensation plans:

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1) A	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights B	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in Column A) C
Equity Compensation Plans Approved by Stockholders (2)	2,118,839	—	5,393,367	(3)(4)(5)
Equity Compensation Plans Not Approved by Stockholders	—	—	—
Total	2,118,839	—	5,393,367	(3)(4)(5)

(1)

Includes 2,118,839 shares of our Common Stock subject to RSUs that will entitle each holder to the issuance of one share of our Common Stock for each unit that vests over the holder’s period of continued employment with the Company. Excludes purchase rights accruing under our 1997 Amended and Restated Employee Stock Purchase Plan (the “Purchase Plan”). Under the Purchase Plan, each eligible employee may purchase shares of Common Stock at each semi-annual purchase date (the last day of June and December each year), up to a maximum of $25,000 worth of stock (determined on the basis of the fair market value per share on the date the purchase right is granted) for each calendar year the purchase right remains outstanding. As of June 30, 2017, the date of the information set forth in the table above (and a date on which a purchase occurred under the Purchase Plan), the purchase price payable per share under the terms of the Purchase Plan was equal to eighty-five percent (85%) of the lower of (i) the closing selling price per share of our Common Stock on the first day of the six-month offering period and (ii) the closing selling price per share of our Common Stock on the purchase date (or, if the purchase date is not a trading day, on the immediately preceding trading day).

(2)	Consists of our (a) 2004 Equity Plan, (b) Purchase Plan, and (c) 1998 Outside Director Option Plan (the “Outside Director Plan”).

(3)

Includes shares of our Common Stock available for future issuance as of June 30, 2017 under the 2004 Equity Plan (3,050,113 shares), the Purchase Plan (683,664 shares), and the Outside Director Plan (1,659,590 shares).

(4)

As of June 30, 2017, 3,050,113 shares of our Common Stock were available for issuance under the 2004 Equity Plan. Shares reserved for issuance under the 2004 Equity Plan may be issued pursuant to full value awards such as restricted stock awards or RSUs that vest upon the completion of designated service periods or performance units or performance shares that vest upon the attainment of prescribed performance milestones (and the completion of designated service periods) and upon the exercise of stock options or stock appreciation rights. Shares issued pursuant to full value awards made under the 2004 Equity Plan (a) prior to November 6, 2014 reduce the share reserve available under the 2004 Equity Plan by 1.8 shares for every one full value share issued; and (b) on or after November 6, 2014 reduce the share reserve available under the 2004 Equity Plan by 2.0 shares for every one full value share issued.

(5)

As of June 30, 2017 (after giving effect to the purchase under the Purchase Plan on that date), 683,664 shares of our Common Stock were reserved for issuance under the Purchase Plan. The Purchase Plan contains an annual automatic share renewal provision pursuant to which the number of shares of our Common Stock reserved for issuance under the Purchase Plan will automatically increase on the first day of each fiscal year by an amount equal to the lesser of 2,000,000 shares or the number of shares which we estimate will be required to be issued under the Purchase Plan during the forthcoming fiscal year.

REPORT OF THE AUDIT COMMITTEE

KLA-Tencor’s Audit Committee is comprised of Outside Directors, each of whom meets current standards of independence and financial experience requirements of the NASDAQ Stock Market. Each of Ms. Higashi and Messrs. Calderoni, Dickson, Patel and Wang has served on the Audit Committee from the beginning of fiscal year 2017 through the date of this Proxy Statement, with Mr. Calderoni serving as the Chairman of the Committee.

The Board has determined that each of the current members of the Audit Committee is an “audit committee financial expert” within the meaning of the rules and regulations promulgated by the SEC. The Board has adopted a written charter for the Audit Committee that details the responsibilities of the Audit Committee. This report relates to the activities undertaken by the Audit Committee in fulfilling such responsibilities. The charter is reviewed at least annually for changes, as appropriate, and is posted on KLA-Tencor’s website at http://ir.kla-tencor.com in the Corporate Governance section.

KLA-Tencor’s management is responsible for establishing and maintaining a system of internal controls and the financial reporting process. The Audit Committee is responsible for overseeing the Company’s auditing, accounting and financial reporting processes, system of internal controls, and legal and ethical compliance. This report relates to the activities undertaken by the Audit Committee in fulfilling such responsibilities. During fiscal year 2017 and subsequent to the completion of the fiscal year, the Audit Committee reviewed, discussed and provided input to management on the Company’s audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2017. The Audit Committee also met routinely with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, with and without members of the Company’s management team present, to evaluate and approve the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee also met with the Company’s Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer to discuss and act, as necessary, on accounting issues and risks facing the Company.

The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 1301.

The Audit Committee received from the independent registered public accounting firm the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. In addition, on a quarterly basis, the members of the Audit Committee discussed with the independent registered public accounting firm their independence, and the independent registered public accounting firm reaffirmed the independence of the Audit Committee members. After reviewing such information, the Audit Committee determined that the independent registered public accounting firm is independent from management and KLA-Tencor. The Audit Committee also concluded that the provision of services covered by fees paid to the independent registered public accounting firm was compatible with maintaining their independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2017, filed with the SEC on August 4, 2017.

MEMBERS OF THE AUDIT COMMITTEE

Robert M. Calderoni, Chairman

John T. Dickson

Emiko Higashi

Kiran M. Patel

David C. Wang

KLA-TENCOR ANNUAL MEETING OF STOCKHOLDERS NOVEMBER 1, 2017

12:00 p.m., local time

KLA-Tencor Milpitas Facility

Building Three

Three Technology Drive

Milpitas, California 95035

Directions to KLA-Tencor’s Milpitas Facility

From Highway 237 Heading East:

Exit at McCarthy Boulevard. At the stop light, turn right onto McCarthy Boulevard. At the next intersection, turn right onto Technology Drive. KLA-Tencor is on the right side.

From Highway 237 Heading West:

Exit at McCarthy Boulevard. At the stop light, turn left onto McCarthy Boulevard (this will take you back over the freeway). At the next intersection, turn right onto Technology Drive. KLA-Tencor is on the right side.

KLA-Tencor

IMPORTANT ANNUAL MEETING INFORMATION

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ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on October 31, 2017.

Vote by Internet

- Go to **www.envisionreports.com/klac**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR each of the Director Nominees (Proposal 1), a vote FOR Proposals 2 and 3 and a vote for 1 Year for Proposal 4.

+

1. To elect as Directors the ten candidates nominated by the Company's Board of Directors to each serve for a one-year term, each until his or her successor is duly elected.

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Edward W. Barnholt	☐	☐	☐	02 - Robert M. Calderoni	☐	☐	☐	03 - John T. Dickson	☐	☐	☐
04 - Emiko Higashi	☐	☐	☐	05 - Kevin J. Kennedy	☐	☐	☐	06 - Gary B. Moore	☐	☐	☐
07 - Kiran M. Patel	☐	☐	☐	08 - Robert A. Rango	☐	☐	☐	09 - Richard P. Wallace	☐	☐	☐
10 - David C. Wang	☐	☐	☐								

	For	Against	Abstain
2. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending June 30, 2018.	☐	☐	☐
3. Approval on a non-binding, advisory basis of our named executive officer compensation.	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain
4. Approval on a non-binding, advisory basis of the frequency with which our stockholders vote on our named executive officer compensation.	☐	☐	☐	☐

In their discretion, the proxy holders are authorized to vote on all such matters as may properly come before the meeting or at any adjournment or postponement thereof.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

C 1234567890 JNT

1 U P X 3 4 7 1 0 4 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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02OG5D

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — KLA-TENCOR CORPORATION

Notice of Annual Meeting of Stockholders

One Technology Drive
Milpitas, CA 95035

Proxy Solicited by Board of Directors for Annual Meeting – November 1, 2017

To the Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of KLA-Tencor Corporation (the "Company"), a Delaware corporation, will be held on Wednesday, November 1, 2017 at 12:00 p.m., local time, in Building Three of the Company's Milpitas facility, located at Three Technology Drive, Milpitas, CA 95035, for the purposes stated on the reverse side.

The undersigned hereby appoints Bren D. Higgins and Teri A. Little, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of Common Stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders or at any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR PROPOSALS 2 AND 3, AND FOR EVERY 1 YEAR FOR PROPOSAL 4.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

C Non-Voting Items

CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE

Change of Address — Please print new address below.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.